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Exhibit 10.7

EXECUTION COPY

CREDIT AGREEMENT
dated as of May 28, 2003

Among

NORAMPAC INC.
NORAMPAC HOLDING US INC.
NORAMPAC AVOT VALLÉE SAS
(as Borrowers)

–and–

CANADIAN IMPERIAL BANK OF COMMERCE
(as Administrative and Collateral Agent)

–and–

THE FINANCIAL INSTITUTIONS
FROM TIME TO TIME PARTIES HERETO
(as Lenders)

CDN. $350,000,000 FACILITY

CANADIAN IMPERIAL BANK OF COMMERCE
(as Lead Arranger and Bookrunner)

–and–

NATIONAL BANK OF CANADA
THE BANK OF NOVA SCOTIA
(as Co-Arrangers and Co-Syndication Agents)

–and–

DEUTSCHE BANK AG
(as Co-Arranger and Documentation Agent)

MCCARTHY TÉTRAULT LLP

5.4	Borrowings	20
5.5	Payments under Letters of Credit	20
5.6	Currency Conversion	21
5.7	Indemnity	21
5.8	I.C.C. Rules	21
5.9	Deemed Utilizations	21
6—FEES AND INTEREST		22
6.1	Commitment Fee	22
6.2	Letter of Credit Fees	22
6.3	Administrative Charges with respect to Letters of Credit	22
6.4	Standby Fee	22
6.5	Acceptance Fees	22
6.6	Interest on Prime Rate Loans	23
6.7	Interest on US Base Rate Loans	23
6.8	Interest on Euro Base Rate Loans	23
6.9	Interest on Libor Loans	23
6.10	Calculation of Interest Rates	23
6.11	Interest on Arrears	24
7—REPAYMENT, PREPAYMENT AND REDUCTION		24
7.1	Repayment of the Facility	24
7.2	Mandatory Prepayments	24
7.3	Optional Prepayments	24
7.4	Exchange Rate Fluctuations	25
7.5	Letters of Credit	25
7.6	Reduction of the Facility	25
8—PLACE OF PAYMENT, CURRENCY AND TAXES		26
8.1	Payments to the Agent	26
8.2	Time of Payments	26
8.3	Currency	26
8.4	Judgment Currency	26
8.5	Payments Net of Taxes	27
8.6	Obligations of Lenders in respect of Taxes	27
9—CONDITIONS PRECEDENT TO BORROWINGS		27
9.1	Conditions Precedent to the Initial Borrowing	27
9.2	Conditions Precedent to all Borrowings	29
9.3	Waiver of Conditions Precedent	29
9.4	Early Termination of the Commitments	29
9.5	Special Waiver with respect to the Security	29
10—SECURITY		30
10.1	Guarantees	30
10.2	Security over Current Assets	30
10.3	Fixed Assets	30

10.4	Insurance	31
10.5	Security for Hedging Agreements	31
10.6	Validity and Contents of Security Documents	32
10.7	Exceptions for certain Credit Parties	32
10.8	Release of the Security	32
11—REPRESENTATIONS AND WARRANTIES		33
11.1	Corporate Existence and Capacity	33
11.2	Authorization and Validity	33
11.3	No Breach	33
11.4	Approvals	33
11.5	Compliance with Laws and Permits	34
11.6	Title to Assets	34
11.7	Fibre Supply Arrangements	34
11.8	Litigation	34
11.9	No Default	34
11.10	Solvency	34
11.11	Taxes	35
11.12	ERISA and Pension Plans	35
11.13	Margin Stock Restrictions	35
11.14	Investment Company Act	35
11.15	Public Utility Holding Company Act	35
11.16	Tax Shelter Regulations	35
11.17	Restriction on Payments	36
11.18	Corporate Structure and Location of Assets	36
11.19	Financial Statements and Fiscal Year	36
11.20	No Material Change	36
11.21	True and Complete Disclosure	36
12—AFFIRMATIVE COVENANTS		37
12.1	General Covenants	37
12.2	Norampac US and Avot Vallée	38
12.3	Use of Proceeds	38
12.4	Further Assurances	38
12.5	Representations and Warranties	38
13—NEGATIVE COVENANTS		38
13.1	Negative Pledge	39
13.2	Indebtedness	39
13.3	Limitations on Fundamental Changes	39
13.4	Investments and Acquisitions	41
13.5	Distributions	42
13.6	Transactions with Related Parties	42
14—FINANCIAL RATIOS		43
14.1	Funded Debt to Capitalization Ratio	43
14.2	Interest Coverage Ratio	43

15—REPORTING REQUIREMENTS		43
15.1	Annual Reporting	43
15.2	Quarterly Reports	44
15.3	Borrowing Base Report	44
15.4	ERISA	44
15.5	Reporting from Time to Time	45
15.6	Hedging Agreements	45
16—EVENTS OF DEFAULT AND REMEDIES		45
16.1	Events of Default	45
16.2	Remedies	46
17—EQUALITY AMONG LENDERS		47
17.1	Distribution among Lenders	47
17.2	Other Security	47
17.3	Direct Payment to a Lender	47
17.4	Adjustments	47
18—THE AGENT AND THE LENDERS		48
18.1	Appointment of the Agent	48
18.2	Restrictions on the Powers of the Lenders	48
18.3	Security Documents	48
18.4	Action by Agent	48
18.5	Enforcement Measures	49
18.6	Indemnification	49
18.7	Reliance on Reports	49
18.8	Liability of the Agent	49
18.9	Liability of Lenders	49
18.10	Rights of the Agent as Lender	49
18.11	Sharing of Information	50
18.12	Competition	50
18.13	Successor Agent	50
19—DECISIONS, WAIVERS AND AMENDMENTS		50
19.1	Amendments and Waivers by the Majority Lenders	50
19.2	Amendments and Waivers by Unanimous Approval	50
19.3	Swingline Adjustments in Tranche C	51
20—MISCELLANEOUS		51
20.1	Books and Accounts	51
20.2	Determination	51
20.3	Prohibition on Assignment by Borrowers	51
20.4	Assignments and Participations	52
20.5	Affiliated Lenders' Commitment	52
20.6	Notes	53
20.7	Costs and Expenses	53

20.8	No Waiver	54
20.9	Irrevocability of Notices of Borrowings	54
20.10	Set-off	54
20.11	Indemnification	54
20.12	Mitigation of costs	55
20.13	Corrections of Errors	55
20.14	Communications	55
20.15	Counterparts	55
20.16	Waiver of Jury Trial	55
21—NOTICES		56
21.1	Sending of Notices	56
21.2	Receipt of Notices	56
SCHEDULE "A"		61
APPLICABLE MARGINS OR RATES		61
SCHEDULE "B"		63
LIST OF DESIGNATED SUBSIDIARIES		63
SCHEDULE "C"		64
NOTICE OF BORROWING [CONVERSION OR RENEWAL]		64
SCHEDULE "D"		65
LETTERS OF CREDIT		65
SCHEDULE "E"		66
CHARGED FIXED ASSETS		66
SCHEDULE "F"		67
COMPLIANCE CERTIFICATE		67
SCHEDULE "G"		69
BORROWING BASE REPORT		69
SCHEDULE "H"		70
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT		70
SCHEDULE "I"		74
ADDRESSES FOR NOTICE PURPOSES		74

v

CREDIT AGREEMENT

        THIS AGREEMENT is made as of May 28, 2003 among NORAMPAC INC., a corporation incorporated under the laws of Canada ("Norampac"), NORAMPAC HOLDING US INC., a corporation incorporated under the laws of the State of Delaware, ("Norampac US"), NORAMPAC AVOT VALLÉE SAS, a corporation incorporated under the laws of France ("Avot Vallée"), (each a "Borrower" and, collectively the "Borrowers"), CANADIAN IMPERIAL BANK OF COMMERCE, a Canadian bank, as administrative agent and collateral agent (in such capacity, the "Agent"), and each of the financial institutions being a Lender hereunder.

RECITALS

A.
The Borrowers have requested the Lenders to make available to the Borrowers a 5-year revolving facility in a principal amount of Cdn.$350,000,000 for general corporate and working capital purposes.

B.
Norampac owns all of the outstanding shares of Norampac US and approximately 99% of the outstanding shares of Avot Vallée;

C.
The Lenders are willing to make the Facility available to the Borrowers and the Agent has agreed to act in such capacity on the terms and subject to the conditions set out in this Agreement.

        THEREFORE, the parties agree as follows:

1—INTERPRETATION

1.1   Definitions

        In this Agreement, unless the context otherwise requires, the following terms have the respective meanings set out below (and all such terms that are defined in the singular have the corresponding meaning in the plural and vice versa).

        "Acceptance" means:

  (a)
  in respect of a Lender who is a bank that customarily accepts bankers' acceptances, at such Lender's discretion, either a depository bill subject to the Depository Bills and Notes Act (Canada) or a bill of exchange subject to the Bills of Exchange Act (Canada), in each case, drawn by Norampac on and accepted by such Lender; and

  (b)
  in respect of any other Lender, a promissory note bearing no interest, made by Norampac to such Lender;

        "Affiliate" means, with respect to a Person, any other Person that directly or indirectly Controls, or is Controlled by, or is under common Control with, that Person;

        "Agent" means Canadian Imperial Bank of Commerce or any successor agent appointed pursuant to Section 18.13;

        "Agent's Office" means the administrative office of the Agent designated by the Agent from time to time as its administrative office for the purposes hereof, after notice to the Lenders;

        "Applicable Margin (or Rate)" means a margin (or rate) determined in accordance with Schedule "A";

        "Borrowing Base" means the amount (expressed in Dollars) determined by the Agent as being the sum of:

  (a)
  80% of the book value of the trade accounts receivable of the Credit Parties which are subject to the Security and are owed by customers located in Canada and the United States, but excluding accounts that have been outstanding for more than 90 days since their original billing dates, accounts owed by Credit Parties, accounts subject to set-off, accounts in dispute and doubtful accounts;

  (b)
  60% of the book value of the raw materials and finished goods inventory of the Credit Parties which is subject to the Security and is located in Canada and the United States; and

  (c)
  the lesser of $200,000,000 and 50% of the market value of the Charged Fixed Assets (determined as provided in Section 10.3);

less the excess of (i) a reasonable estimate of the aggregate of all amounts owing to creditors (including governments) whose claims are secured or protected by a Lien capable of ranking pari passu with or prior to the Security with respect to such accounts receivables and inventory, over (ii) $3,000,000;

        "Borrowings" means the Prime Rate Loans, the US Base Rate Loans, the Acceptances, the Libor Loans, the Euro Base Rate Loans and the Letters of Credit;

        "Branch of Account" means, with respect to any Tranche, a branch of a bank where the Agent has established an account for such Tranche, in each case as may be designated by the Agent from time to time as the applicable branch of account, after consultation with the applicable Borrower, it being understood that unless otherwise agreed between the Agent and Avot Vallée, the Branch of Account for Tranche C will be located in Canada;

        "Business Day" means a day on which banks are open for business in Montreal and in Toronto, excluding Saturday and Sunday; where such term is used in the context of a US Base Rate Loan, such day must also be a day on which banks are open for business in New York City and where such term is used in the context of a Libor Loan or an Euro Base Rate Loan, such day must also be a day on which banks are open for business in London, England, in Paris, France and in the city where the applicable Branch of Account is located;

        "CDOR Rate" means, for any day, the arithmetic average of the bankers' acceptances discount rates of the Canadian banks for the applicable period which appear on the Reuter's Screen CDOR Page at 10:00 a.m., or if such day is not a Business Day, then on the immediately preceding Business Day; provided however, that if such rates are not available, then the CDOR Rate for any day will be the bankers' acceptances discount rate of the Agent for the applicable period as of 10:00 a.m. on such day, or if said day is not a Business Day, then on the immediately preceding Business Day;

        "Capitalization" means the aggregate of Funded Debt and Tangible Net Worth, less Guarantees and Liens granted in respect of Funded Debt of non-Credit Parties;

        "Charged Fixed Assets" means the fixed assets of Norampac and the Designated Subsidiaries which are subject to the Security, as provided in Section 10.3;

        "Commitment" means, with respect to each Lender, its proportion (expressed as a percentage or as an amount, as the case may be) of the aggregate amount of the Facility or, as the case may be, of any of Tranche A, Tranche B or Tranche C, as specified opposite its name on the signature pages of this Agreement, subject however to any readjustment resulting from a reduction in the amount of the Facility, a change in the amount of any Tranche or from an assignment of Commitment made pursuant to this Agreement;

        "Control" (including any correlative term) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or trust interests, by contract or otherwise); without limiting the generality of the foregoing (i) a Person is deemed to Control a corporation if such Person (or such Person and its Affiliates) holds outstanding shares of the corporation carrying votes in sufficient number to elect a majority of the board of directors of the corporation, (ii) a Person is deemed to Control a partnership if such Person (or such Person and its Affiliates) holds more than 50% in value of the equity of the partnership, (iii) a Person is deemed to Control a trust if such Person (or such Person and its Affiliates) holds more than 50% in value of the beneficial interests in the trust, and (iv) a Person that controls another Person is deemed to Control any Person controlled by that other Person;

        "Corporate Structure Chart" means the description of the corporate and capital structure of Norampac and its Subsidiaries as at the date hereof, as described in the chart dated as of May 28, 2003 delivered to the Agent and the Lenders prior to the execution of this Agreement;

        "Credit Documents" means this Agreement, the Security Documents, any note issued pursuant to Section 20.6 and any other present and future document relating to any of the foregoing, in each case, as amended, supplemented or restated;

        "Credit Parties" means each of the Borrowers and their Subsidiaries;

        "Default" means any event or circumstance which constitutes an Event of Default or which, with the passage of time, the giving of a notice or both, would constitute an Event of Default;

        "Designated Subsidiaries" means the Subsidiaries of Norampac (other than a Borrower) designated as Designated Subsidiaries pursuant to Section 1.2;

        "Discount Rate" means on any day,

  (a)
  in respect of any Acceptance accepted by a Lender that is a Canadian Schedule I bank, the CDOR Rate on such day for the applicable period; and

  (b)
  in respect of any Acceptance accepted by a Lender that is not a Canadian Schedule I bank, the lesser of (x) the discount rate of such Lender in effect at or about 10:00 a.m. on the relevant date for bankers' acceptances (or equivalent instruments if such Lender does not customarily accept bankers' acceptances) of such Lender for a period comparable to the period of such Acceptance and (y) the CDOR Rate plus 0.10%;

        "Discounted Proceeds" means, with respect to any issue of Acceptances, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated by multiplying:

  (a)
  the aggregate face amount of such Acceptances; by

  (b)
  the price, where the price is determined by dividing one by the sum of one plus the product of:

  (i)
  the Discount Rate applicable to such Acceptances (expressed as a decimal); and

  (ii)
  a fraction, the numerator of which is the number of days in the period of such Acceptances and the denominator of which is 365;

  with the price as so determined being rounded up or down to the fifth decimal place and .000005 being rounded up;

        "Distribution" means any payment in cash or in kind that provides an income (including interest or dividend) or a return on, or constitutes a distribution or redemption of, the equity or capital of a Person (other than by way of the issuance of new equity interests);

        "Dollar" and the symbol $ mean lawful money of Canada;

        "EBITDA" means, with respect to a Person, the net income of such Person for the rolling four-quarter period ending on the date that EBITDA is determined, plus the following items, to the extent such items have been deducted in calculating net income:

  (a)
  Interest Expense;

  (b)
  income taxes;

  (c)
  amortization, depletion and depreciation;

  (d)
  non-cash compensation expenses for grants of performance shares or stock options to the extent same are not redeemable for cash;

  (e)
  other non-cash items that do not represent an accrual of or reserve for cash expenditures in any future period;

provided that net income is calculated excluding:

  (f)
  the equity of such Person in the net income of any other Person that is not a Credit Party to the extent same has not been distributed in cash to such Person by way of Distributions; (it being understood that cash dividends received by such Person from non-Credit Parties in each case are included in the net income of such Person);

  (g)
  gains or losses arising from extraordinary, unusual or non-recurring items or from the translation of any debt payable in a foreign currency;

  (h)
  non-cash items that will not result in the receipt of cash payments in any future period; and

  (i)
  the net income of any Subsidiary to the extent that the payment of Distributions of net income by that Subsidiary is not at the date of determination permitted (i) without prior governmental approval (that has not been obtained), or (ii) pursuant to the terms of its constitutive documents or any agreement (other than the Norampac Indenture), order, law or regulation applicable to such Subsidiary or its shareholders;

        "Environmental Laws" shall mean all laws, rules and regulations, and any orders or legally binding policies, in each case as now or hereafter in effect, relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes into the indoor or outdoor environment, including, without limitation, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or toxic or hazardous substances or wastes;

        "ERISA" means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time;

        "ERISA Affiliate" means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the US Revenue Code of which any Credit Party is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the US Revenue Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the US Revenue Code, described in Section 414(m) or (o) of the US Revenue Code of which any Credit Party is a member;

        "Euro Base Rate" means, for any day, the annual rate of interest for deposits in Euros with a term of 30 days in the Paris interbank market which is shown on the applicable Telerate page of the Telerate Service as of 11:00 a.m. (Paris time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day; provided however that if such rate is not available, then the Euro Base Rate for any day will be the rate announced by the Swingline Lender under Tranche C as being its rate for similar deposits then in effect on the relevant day, provided further that the Swingline Lender under Tranche C and Avot Vallée may agree on an alternate reference rate for the determination of the Euro Base Rate;

        "Euro Base Rate Loan" means a Loan denominated in Euros and bearing interest at the Euro Base Rate, plus the Applicable Margin;

        "Existing Facilities" means the credit facilities made available to Norampac, Norampac Industries Inc. and Avot Vallée pursuant to a credit agreement dated December 22, 1997 with Canadian Imperial Bank of Commerce as agent and the lenders party thereto, as amended;

        "Facility" means the revolving facility made available to the Borrowers pursuant to this Agreement, by way of Tranche A, Tranche B and Tranche C;

        "Facility Maturity Date" means the fifth anniversary date of this Agreement;

        "Funded Debt" means, with respect to a Person, and without duplication, all obligations that under GAAP should be classified on such Person's balance sheet as liabilities or to which reference should be made by footnotes thereto, (i) including, whether or not so classified, Guarantees and Liens granted in respect of Funded Debt of another Person, but (ii) excluding deferred taxes, trade accounts payable, obligations under operating leases and other accrued obligations incurred in the ordinary course of business, and also excluding Subordinated Debt, and (iii) being understood that bankers' acceptances are included in Funded Debt for their face amount;

        "Funded Debt to Capitalization Ratio" means the ratio of Funded Debt to Capitalization;

        "GAAP" means generally accepted accounting principles in Canada or where reference must be made to GAAP in relation to any Credit Party organized under the laws of the United States or France, generally accepted accounting principles in the United States or France (as applicable), in each case which (i) with respect to the financial ratios referred to in Article 14, are in effect on the date hereof (but taking into account such subsequent changes as may be agreed on between Norampac and the Majority Lenders), and (ii) for all other purposes, are in effect from time to time;

        "Guarantee" means any obligation, contingent or not, directly or indirectly guaranteeing any liability or indebtedness of any Person or protecting a creditor of such Person from a loss in respect of any such liability or indebtedness or having the same economic effect;

        "Hedging Agreement" means any foreign exchange contract, interest rate hedging contract and any other financial contract or arrangement capable of protecting a Credit Party against fluctuations in currencies, interest rates or commodities;

        "Interest Coverage Ratio" means the ratio of EBITDA to Interest Expense for the period EBITDA has been calculated;

        "Interest Expense" means, for any period, the aggregate amount of interest and other financing expenses during such period in each case determined in accordance with GAAP, but (i) including interest and other financing charges which have been capitalized, and (ii) excluding amortization of financing expenses and deferred gains or losses on the translation of any debt payable in foreign currency;

        "Issuing Lender" means, in respect of any Tranche, each of Canadian Imperial Bank of Commerce, National Bank of Canada, The Bank of Nova Scotia and Deutsche Bank AG as Lender, provided that if any of such Lenders ceases to be a Lender under any Tranche, then the Borrower concerned will be entitled with the consent of the Agent to replace such Issuing Lender by another Lender who has a Commitment under the applicable Tranche and is willing to issue Letters of Credit;

        "Lender" means each of the financial institutions having executed this Agreement as Lender and any other financial institution that becomes a Lender pursuant to an assignment or a designation made in accordance with Section 20.4 or Section 20.5;

        "Letter of Credit" means a letter of credit or letter of guarantee issued pursuant to this Agreement;

        "Libor" means, with respect to any Libor Loan, the annual rate of interest determined by the Agent as being the rate (rounded upwards to the nearest multiple of 1/16%) for deposits in US Dollars or in Euros (as applicable) in the London interbank market which is shown on the applicable Telerate page of the Telerate Service as of 11:00 a.m. (London, England time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period, or if such rate is not available, the average (determined by the Agent in accordance with its normal practices and rounded up to the nearest 1/16%) of the rates per annum which leading banks in the London interbank market offer to the Agent for placing deposits in U.S. Dollars or Euros (as applicable) at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of the applicable Libor Loan and for a comparable period;

        "Libor Loan" means a loan denominated in US Dollars or in Euros bearing interest at Libor for US Dollars or Euros, as applicable, plus the Applicable Margin;

        "Lien" means any hypothec, security interest, mortgage, lien, right of preference, pledge, assignment by way of security or any other agreement or encumbrance of any nature that secures the performance of an obligation, and a Person is deemed to own subject to a Lien any property or assets that it has acquired or holds subject to the right of a vendor or lessor under any conditional sale agreement, capital or synthetic lease or similar agreement (other than an operating lease) relating to such property or assets;

        "Majority Lenders" means any group of Lenders whose Commitments amount in the aggregate to at least 51% of the aggregate amount of the Facility;

        "Material Adverse Change" means any change, condition, event or occurrence which, when considered individually or together with other changes, conditions, events or occurrences, could reasonably be expected to have a Material Adverse Effect;

        "Material Adverse Effect" means (i) a material adverse effect on the condition (financial or otherwise), business, operations, assets, liabilities (absolute or contingent) or prospects of the Credit Parties taken as a whole, (ii) a material adverse effect on the ability of Norampac or of the Credit Parties taken as a whole to perform their obligations under any Credit Document, or, (iii) a material impairment of the rights or remedies of the Lenders under any Credit Document;

        "Net Tangible Assets" means, in respect of Norampac, total assets, after deducting current liabilities and non-controlling interests, and less, to the extent otherwise included in total assets, the amounts of (without duplication) (i) revaluations and other write-ups of assets subsequent to December 31, 2002, and (ii) goodwill and other intangible assets, in each case calculated on a consolidated basis;

        "Non-Designated Subsidiaries" means the Subsidiaries of Norampac (other than Borrowers) that are not Designated Subsidiaries;

        "Norampac Indenture" means the indenture dated May 28, 2003 for the US$250,000,000 notes due June 1, 2013 of Norampac;

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA;

        "Permitted Lien" means:

  (a)
  Liens imposed or arising by operation of law, in each case, in respect of obligations not yet due or which have been postponed or are being contested in good faith and by appropriate proceedings to the extent that adequate reserves are maintained;

  (b)
  pledges or deposits made in the ordinary course of business in connection with bids or tenders or to comply with the requirements of any legislation or regulation applicable to the Person concerned or its business or assets;

  (c)
  Liens securing obligations incurred in connection with the purchase or the lease of any property, or securing any renewal, extension or replacement of such obligations, provided that any such Lien charges only the property purchased or leased and for an amount not in excess of the related obligation and that the aggregate of all outstanding amounts secured by such Liens (excluding amounts secured by Liens permitted pursuant to paragraph (e) below) does not at any time exceed for all Credit Parties 5% of the Net Tangible Assets of Norampac and provided further that no such property is part of the Charged Fixed Assets or is material to the operations of such assets;

  (d)
  Liens securing loans and advances made by a Credit Party to another Credit Party, provided such loans and advances are subject to the Security; and

  (e)
  Liens existing on the date hereof and listed in the Permitted Liens list dated May 28, 2003 delivered to the Lenders prior to the execution of this Agreement, or any renewal, extension or replacement of any such Lien provided that no such renewal, extension or replacement may extend to property other than that initially charged by such Lien and that the aggregate of all outstanding amounts secured by Liens permitted under this paragraph does not at any time exceed $7,500,000;

        "Person" means any natural person, legal person, corporation, company, partnership, joint venture, unincorporated organization, business trust or any other entity;

        "Plan" means an employee benefit or other plan established or maintained by a Credit Party or any ERISA Affiliate and that is covered by Title IV of ERISA;

        "Prime Rate" means, for any day, the greater of:

  (a)
  the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in Dollars made in Canada; and

  (b)
  the CDOR Rate for bankers' acceptances with a period of one month, plus 0.75%;

        "Prime Rate Loan" means a loan denominated in Dollars bearing interest at the Prime Rate, plus the Applicable Margin;

        "Security" means the security and subordinations granted and the guarantees, undertakings and acknowledgments provided to or for the benefit of the Lenders and the Agent pursuant to Article 10;

        "Security Documents" means any document or agreement evidencing or relating to the Security;

        "Solvent" means, with respect to any Person, that as of the date of determination such Person is "solvent" within the meaning given to that term and similar terms under applicable corporations laws or laws relating to voidable transactions or fraudulent transfers or conveyances; for such purpose, the amount of any contingent liability at any time will be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under GAAP);

        "Subordinated Debt" means any debt of Norampac which is fully subordinated and postponed to the obligations of the Credit Parties under the Facility and the Hedging Agreements, and that the Agent, acting with the consent of the Majority Lenders, has agreed in writing to consider as such for the purposes of this Agreement;

        "Subsidiary" means a Person that is under the Control of another Person;

        "Swingline Lender" means, in respect of Tranche A, Canadian Imperial Bank of Commerce as Lender, in respect of Tranche B, Comerica Bank as Lender, and in respect of Tranche C, Société Générale as Lender, provided that the Borrower concerned will be entitled with the consent of the Agent to replace a Swingline Lender by another Lender who agrees to become a Swingline Lender and has a Commitment under the applicable Tranche;

        "Tangible Net Worth" means the aggregate of shareholders' equity and Subordinated Debt, less goodwill and other like intangible assets;

        "Tranche A" means the portion of the Facility made available to Norampac as provided in Section 2.1;

        "Tranche B" means the portion of the Facility made available to Norampac US as provided in Section 2.1;

        "Tranche C" means the portion of the Facility made available to Avot Vallée as provided in Section 2.1;

        "US Base Rate" means, for any day, the greater of:

  (a)
  the annual rate of interest established by the Agent as being its reference rate then in effect for determining interest rates for commercial loans denominated in US Dollars made in Canada (in the case of US Base Rate Loans made under Tranche A) or made in New York City (in the case of US Base Rate Loans made under Tranches B and C); and

  (b)
  the federal funds effective rate in effect on such day (and if such day is not a Business Day, then on the preceding Business Day), plus 0.50%; the term "federal funds effective rate" means the rate usually designated as such and as published by the Federal Reserve Bank of New York for the relevant Business Day, or if such rate is not available on any Business Day, the rate that the Agent is prepared to offer, at approximately 9:00 a.m. on such day, for overnight deposits in US Dollars in New York;

        "US Base Rate Loan" means a loan denominated in US Dollars and bearing interest at the US Base Rate, plus the Applicable Margin;

        "US Revenue Code" shall mean the Internal Revenue Code of 1986 of the United States, as amended from time to time;

1.2   Designated Subsidiaries

  (a)
  The Subsidiaries of Norampac listed in Schedule "B" hereof are hereby designated as Designated Subsidiaries.

  (b)
  Norampac may designate any other of its Subsidiaries (other than a Borrower) as a Designated Subsidiary upon giving not less than 30 days' prior notice to the Agent. Any such designation will be effective on the first day of the fiscal quarter of Norampac following the expiry of the notice period and no such designation may be cancelled or revoked.

  (c)
  Each Designated Subsidiary must be at all times a wholly-owned Subsidiary of Norampac and must provide Security as and to the extent required by Article 10.

  (d)
  Norampac covenants and agrees that the Non-Designated Subsidiaries will include no Subsidiary that has provided a Guarantee of the obligations of Norampac under the Norampac Indenture or notes issued thereunder;

  (e)
  Norampac covenants and agrees that the aggregate amount of the trade accounts receivable and inventories of all Non-Designated Subsidiaries will not at any time exceed 15% of Norampac's trade accounts receivable and inventories (on a consolidated basis).

1.3   Currency Conversions

        Where any amount expressed in any currency has to be converted or expressed in another currency, or where its equivalent in another currency has to be determined (or vice versa), the calculation is made at the exchange rate announced or quoted by the Agent or the Lender concerned (as applicable) in accordance with its normal practices at or around noon on the relevant date for the relevant currency against the other currency (or vice versa).

1.4   Accounting Terms and Calculations

        Unless otherwise provided, (i) terms and expressions of an accounting or financial nature have the respective meanings given to such terms and expressions under GAAP; (ii) calculations must be made in accordance with GAAP insofar as applicable, and (iii) financial ratios must be calculated on a consolidated basis of Norampac.

1.5   Time

        Except where otherwise indicated in this Agreement, any reference to time means local time in Montreal.

1.6   Headings and Table of Contents

        The headings and the Table of Contents are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

1.7   Governing Law

        This Agreement is governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

1.8   Previous Agreements

        This Agreement supersedes any previous agreement in connection with the Facility.

1.9   Inconsistency

        In the event of inconsistency between this Agreement and any other Credit Document, the provisions of this Agreement must be accorded precedence.

2—THE FACILITY

2.1   The Facility

        The Lenders, individually, and not solidarily (i.e. not jointly and severally), agree to make the Facility available to the Borrowers in an aggregate maximum amount at any time not exceeding the total of the Commitments in effect at such time. As of the date hereof, the Commitment of each Lender is as specified opposite its name on the signature pages of this Agreement and the collective Commitments of the Lenders aggregate to $350,000,000. The Facility will be available in three tranches, Tranche A, Tranche B and Tranche C, as follows:

  (a)
  Tranche A, initially in the amount of $160,000,000, will be available to Norampac in the proportion as to each Lender of its Commitment under Tranche A;

  (b)
  Tranche B, initially in the amount of $160,000,000, will be available to Norampac US in the proportion as to each Lender of its Commitment under Tranche B;

  (c)
  Tranche C, initially in the amount of $30,000,000, will be available to Avot Vallée in the proportion as to each Lender of its Commitment under Tranche C.

2.2   Reallocation among Tranchesc

  (a)
  Upon giving not less than ten Business Days prior notice to the Agent, Norampac may change the allocations among Tranches set forth in Section 2.1 (and, accordingly, the amounts of Tranche A, Tranche B and Tranche C), in multiples of $5,000,000;

  (b)
  Any reallocation will result in a corresponding adjustment in the amounts of the Commitments of the Lenders under Tranche A, Tranche B and Tranche C, proportionately as to each Lender to the percentage of its commitment under the applicable Tranche;

  (c)
  Reallocations will be effective on the first Business Day of the quarter following the expiry of said ten-day notice period. Any reallocation will remain in effect until the effective date of any subsequent reallocation replacing same;

  (d)
  Norampac may not make a reallocation resulting in the amount of Tranche B being in excess of $335,000,000 or in the amount of Tranche C being in excess of $50,000,000.

2.3   Purpose and Nature of the Facility

  (a)
  The Borrowers will use the Facility to refinance the Existing Facilities and for general corporate and working capital purposes;

  (b)
  The Facility will revolve and, accordingly, Borrowings may be obtained, repaid and re-borrowed by the Borrowers until the Facility Maturity Date.

2.4   Availability and Borrowing Options

  (a)
  Tranche A—Borrowings may be obtained by Norampac under Tranche A in the form of:

  (i)
  Prime Rate Loans;

  (ii)
  Acceptances;

  (iii)
  US Base Rate Loans;

  (iv)
  Libor Loans in US Dollars; and

  (v)
  Letters of Credit;

  (b)
  Tranche B—Borrowings may be obtained by Norampac US under the Tranche B in the form of:

    (i)
    US Base Rate Loans;

    (ii)
    Libor Loans in US Dollars; and

    (iii)
    Letters of Credit;

  (c)
  Tranche C—Borrowings may be obtained by Avot Vallée under Tranche C in the form of:

  (i)
  Libor Loans in US Dollars or Euros;

  (ii)
  US Base Rate Loans;

  (iii)
  Letters of Credit; and

  (iv)
  Euro Base Rate Loans, but only with the Swingline Lender under Tranche C.

2.5   Borrowing Base Limitations

        The Borrowers must ensure that the aggregate amount of all outstanding Borrowings (expressed in Dollars) will not at any time exceed the lesser of (i) the amount of the Facility, and (ii) the Borrowing Base. Accordingly, no Borrower may request a Borrowing if the making of such Borrowing would result in such limit being exceeded.

2.6   Borrowings Proportionate to Commitments

        Each Borrowing will be made through the Agent at the applicable Branch of Account and will be allocated by the Agent among the Lenders approximately in the proportion of their respective Commitments under the applicable Tranche subject however to the provisions of Section 2.8 (Overdraft Utilizations) and of Article 5 (Letters of Credit).

2.7   Notice of Borrowings

        To obtain a Borrowing (other than a Letter of Credit), the Borrower concerned must give a notice to the Agent specifying:

  (a)
  the applicable Tranche and the selected form of Borrowing;

  (b)
  the amount of the Borrowing, with a minimum of $5,000,000 (or US $5,000,000 as the case may be) per Borrowing under Tranche A and with a minimum of $1,000,000 (or US $1,000,000 or Euros 1,000,000 as the case may be) per Borrowing under Tranche B or Tranche C;

  (c)
  the date of the Borrowing, which must be a Business Day; and

  (d)
  to the extent applicable, the period of the Borrowing.

The notice must be given by telephone not later than 11:00 a.m. two Business Days prior to the Borrowing, except in the case of a Libor Loan where the notice must be given not later than 10:00 a.m. three Business Days prior to the date of such Libor Loan. Each telephone notice must be followed by a written confirmation on the same date, in the form of Schedule "C" or in any other manner as may be agreed between the Agent and the relevant Borrower.

2.8   Overdraft Utilizations with Swingline Lenders

  (a)
  The notice and minimum amount requirements otherwise applicable to Borrowings do not apply to Borrowings in the form of Prime Rate Loans, US Base Rate Loans or Euro Base Rate Loans (as applicable) obtained from any Swingline Lender by way of overdrafts in accounts opened for such purpose with such applicable Swingline Lender up to a maximum outstanding amount not exceeding $20,000,000 in Tranche A, $9,000,000 in Tranche B and $3,000,000 in Tranche C. Any cheque or payment instruction or debit authorization from the Borrower concerned and resulting in an overdraft in any such account will be deemed to be a request for such a Borrowing, in an amount that is sufficient to cover the overdraft.

  (b)
  The said accounts may include accounts of the Borrower concerned and of other Credit Parties in respect of which set-off and netting arrangements have been made with the applicable Swingline Lender, including any notional account reflecting any such arrangements. The outstanding Borrowings owed to any Swingline Lender may be calculated after giving effect to said arrangements.

  (c)
  The Agent may also permit that Prime Rate Loans, US Base Rate Loans and Euro Base Rate Loans (as applicable) under Tranche A, Tranche B or Tranche C be owing to the Lenders in proportions other than those of their respective Commitments under Tranche A, Tranche B or Tranche C, as the case may be. However, the Agent may from time to time, and will upon the request of the applicable Swingline Lender, make adjustments among the Lenders under any Tranche so that all Borrowings under such Tranche be approximately in the proportion of the respective Commitments of the Lenders (including the Swingline Lender) under said Tranche. In addition, if outstanding Borrowings by way of overdrafts with a Swingline Lender under Tranche B or Tranche C exceed for three consecutive Business Days 50% of the limit applicable to such Swingline Lender pursuant to Section 2.8(a), the Swingline Lender concerned will so notify the Agent and the Agent will make adjustments among the Lenders under the applicable Tranche in amounts sufficient to eliminate the excess.

  (d)
  For greater certainty, (i) this Section 2.8 does not authorize the Agent to allow that Borrowings owing to a Lender other than a Swingline Lender exceed the amount of the Commitment of such Lender under any Tranche, and (ii) the aggregate amount of the Borrowings outstanding under any Tranche (including Borrowings from the applicable Swingline Lender) may not exceed the amount of such Tranche, as determined pursuant to Sections 2.1 and 2.2.

2.9   Funding

  (a)
  At the request of the Agent, (including following a request from a Swingline Lender where applicable), each Lender will promptly pay to the Agent such Lender's share of any Borrowing made or to be made by the Agent on behalf of the Lenders and of any adjustment payable pursuant to Section 2.8(c). The Agent will provide the Lenders with such information as may be necessary in order for the Lenders to make payments to the Agent and fund their respective shares of any Borrowing.

  (b)
  Any amount to be paid by a Lender to the Agent must be available to the Agent at the Agent's Office by 2:00 p.m. on the applicable day. Any amount to be disbursed by the Agent to a Borrower will be made available to the relevant Borrower by crediting such Borrower's account at the applicable Branch of Account or at any other place to be agreed upon from time to time between the relevant Borrower and the Agent.

2.10 Lender's Failure to Fund

        If a Lender fails to advance its share of any Borrowing and, despite such failure, the Agent advances such amount to a Borrower, the Agent may recover such amount from such Lender or, if it is unable to do so, from such Borrower, with interest from the date of disbursement at the rate applicable to Borrowings in the same form under the relevant Tranche. Nothing in this Section obliges the Agent to fund any Borrowing or advance any sums on behalf of a Lender who has failed to comply with its obligations.

2.11 Conversions and Renewals

  (a)
  A Borrower may convert from one form of permitted Borrowings to another form of permitted Borrowings the whole or any part of the outstanding Borrowings under the applicable Tranche and renew Acceptances and Libor Loans, provided that (i) Acceptances and Libor Loans may not be converted prior to the maturity of their respective periods and (ii) Letters of Credit may not be converted.

  (b)
  Sections 2.4 to 2.10 apply to a conversion or a renewal with such modifications as may be required.

  (c)
  Unless they are repaid, converted or renewed upon the maturity date of their respective periods, (i) Acceptances will then become Prime Rate Loans for the face amount of such Acceptances, (ii) Libor Loans in US Dollars will then become US Base Rate Loans, and (iii) Libor Loans in Euros under Tranche C will then become US Base Rate Loans.

  (d)
  When making adjustments among Lenders pursuant to Section 2.8(c), the Agent may convert outstanding Euro Base Rate Loans into US Base Rate Loans.

  (e)
  Any conversion to Borrowings in another currency is effected by the repayment of the Borrowings to be so converted and by the re-borrowing of an equivalent amount in the other currency.

2.12 Limitations on Lender's Obligation to Fund

        Each Lender's obligation under this Agreement to fund Borrowings is limited to such Lender's Commitment under the relevant Tranche, subject however to the obligations of the Swingline Lenders pursuant to Section 2.8(a). The obligations of the Lenders hereunder are not solidary and are not joint and several, and no Lender is responsible for the obligations of any other Lender.

3—ACCEPTANCES

3.1   Period and Amounts

        Acceptances

  (a)
  are for periods of one, two, three or six months, but must mature on a date which is a Business Day and which is no later than the Facility Maturity Date;

  (b)
  are denominated in Dollars, with a minimum of $5,000,000 per issue, provided that the Agent may round each Lender's allocation of such issue to the nearest $100,000 increment;

  (c)
  constitute outstanding Borrowings for their face amount;

  (d)
  do not bear interest nor carry any days of grace; and

  (e)
  may be discounted by the Lenders for their own account or may be sold to third parties.

3.2   Disbursement

  (a)
  The amount to be disbursed to Norampac with respect to Acceptances discounted by the Lenders is the Discounted Proceeds of such Acceptances, less the applicable acceptance fee.

  (b)
  In the case of an issue of Acceptances for the purposes of replacing existing Borrowings, Norampac must, concurrently with such issue, pay to the Agent an amount equal to the aggregate amount of the Borrowings so replaced. The amount so paid to the Agent will be applied to the portion of the Borrowings which have been replaced by such Acceptances.

3.3   Power of Attorney

        Upon any issue of Acceptances, each Lender is authorized to sign, complete, endorse and deliver on behalf of Norampac the Acceptances to be so issued and to do all things necessary or useful in order to facilitate such issuance. The Agent is also authorized to make the necessary arrangements for the negotiation and delivery of Acceptances intended to be sold on the money market.

3.4   Depository Bills

        A Lender who accepts Acceptances that are "depository bills" within the meaning of the Depository Bills and Notes Act (Canada) may deposit same with the Canadian Depository for Securities Limited ("CDS") and such Acceptances may be dealt with in accordance with the rules and procedures of CDS.

3.5   Availability

        The availability of Acceptances is subject to funds being available for such purpose in the Canadian money market; the Agent will notify Norampac if Acceptances cease to be so available as well as when availability resumes. Norampac must ensure that no more than ten different issues of Acceptances are outstanding at any time, provided that on an occasional basis the Agent may permit such limit to be exceeded.

4—LIBOR LOANS

4.1   Amounts and Periods

  (a)
  Libor Loans may be obtained for periods of one, two, three or six months, but must mature on a Business Day which is not later than the Facility Maturity Date;

  (b)
  Libor Loans must be in multiples of US $100,000 (or 100,000 Euros, if applicable), with a minimum of US $5,000,000 per Borrowing under Tranche A and US 1,000,000 (or 1,000,000 Euros, if applicable) per Borrowing under Tranche B or Tranche C; and

  (c)
  The Borrower must ensure that no more than ten different Borrowings by way of Libor Loans are outstanding at any time under the Facility, provided that on an occasional basis the Agent may permit such limit to be exceeded.

4.2   Changed Circumstances

        If a Lender determines that:

  (a)
  it is unable to obtain US Dollars or Euros in the London inter-bank market,

  (b)
  a law, regulation, administrative decision or guideline, or a Court decision has made it unlawful or prohibits such Lender from making or maintaining Libor Loans in US Dollars or in Euros, or has imposed costs or constraints on such Lender that do not exist on the date hereof in respect of Libor Loans in US Dollars or in Euros, or

  (c)
  Libor is less than its effective funding cost for making or maintaining Libor Loans in the applicable currency,

the Lender may so notify the Agent and the Borrower concerned and no new Borrowing by way of Libor Loans in the applicable currency, no conversion into Libor Loans in the applicable currency and no renewal of Libor Loans in the applicable currency may be made with such Lender from the date of the notice until the cause of such determination has ceased to exist. In any such case, Borrowings with such Lender that otherwise would have been made by way of Libor Loans in the applicable currency will be made by way of US Base Rate Loans notwithstanding Section 2.6.

4.3   Conversion Prior to Maturity

        If it becomes unlawful or prohibited for a Lender to maintain Libor Loans in US Dollars or in Euros, all Libor Loans owed to such Lender (in US Dollars or Euros, as applicable) will become US Base Rate Loans on the date of the notice given pursuant to Section 4.2.

5—LETTERS OF CREDIT

5.1   Availability

        Letters of Credit will be issued by any one of the Issuing Lenders under the applicable Tranche, in Dollars, US Dollars, Euros or any other freely tradable currency acceptable to such Issuing Lender, for such transactions and on such terms and conditions as are mutually agreed upon between the Borrower concerned and the applicable Issuing Lender and are not inconsistent with the provisions of this Article 5. Letters of Credit are available only up to an aggregate outstanding amount (expressed in Dollars) at any time not exceeding, in respect of any Tranche, 20% of the amount of such Tranche.

5.2   Pro rata Utilizations

        The Borrower concerned will use its best efforts in order that the aggregate amount of outstanding Letters of Credit under any Tranche be allocated among the Issuing Lenders under such Tranche in the proportion of their respective Commitments as Lenders under such Tranche (disregarding for the purpose of such calculation, the Commitments of Lenders who are not Issuing Lenders).

5.3   Maturity of Letters of Credit

        Except with the consent of all Lenders, no Letter of Credit may mature more than 365 days after the date of its issue or after the Facility Maturity Date.

5.4   Borrowings

        Any Letter of Credit constitutes from the date of its issue an outstanding Borrowing under the applicable Tranche in a principal amount equal to the maximum amount of the obligation of the applicable Issuing Lender. Any Issuing Lender will notify the Agent of the issue of any Letter of Credit at least one Business Day prior to the date of such issue.

5.5   Payments under Letters of Credit

        Each amount paid by an Issuing Lender under a Letter of Credit issued under Tranche A will constitute, as of the date of payment, a Prime Rate Loan, if the payment is made in Dollars or in a currency other than the US Dollar, and a US Base Rate Loan if the payment is made in US Dollars. Each amount paid by an Issuing Lender under a Letter of Credit issued under Tranche B or Tranche C will constitute, as of the date of payment, a US Base Rate Loan. Any such Loan will be allocated among the Lenders pro rata to their respective Commitments under the applicable Tranche. Each Lender must fund such loan by remitting to the Agent (for the account of the applicable Issuing Lender) the amount of its share of such loan. The provisions of Section 2.9 will apply in the event of non-disbursement by a Lender.

5.6   Currency Conversion

        If an Issuing Lender has paid an amount under a Letter of Credit in a currency other than the currency of the resulting Loan, such amount will be converted into the applicable currency (as specified in Section 5.5) on the date of payment.

5.7   Indemnity

        The Borrower concerned will pay all reasonable costs incurred and indemnify the Agent, any Issuing Lender and the Lenders in respect of any loss or damage suffered by them in connection with Letters of Credit, including legal fees and other costs of litigation, except for any loss, damage or cost resulting from wilful malfeasance of the Agent, the applicable Issuing Lender or the Lenders.

5.8   I.C.C. Rules

        Unless otherwise provided in this Agreement or in any agreement relating to their issue, Letters of Credit are governed by the Uniform Customs and Practice for Documentary Credits (I.C.C. Publication 500, 1993 revision).

5.9   Deemed Utilizations

        From the date of the fulfillment of the conditions precedent of Section 9.1, the letters of credit listed in Schedule "D" will be deemed to be Letters of Credit issued and outstanding hereunder, with each issuer of any such letter of credit being considered as an Issuing Lender in respect of said letter of credit. Adjustments must be made among such Issuing Lenders and the other Lenders in order that the non-accrued portion of any fee previously paid in respect of any such letter of credit be shared among the Lenders pro rata to their Commitments under Tranche A, as provided in Section 6.2 for Letters of Credit issued from the date of this Agreement. However, there will be no fronting fee and no change in the fee rate which was applicable to such letters of credit. For greater certainty, no amendment to or renewal of any such letter of credit may be made without the consent of the Majority Lenders.

6—FEES AND INTEREST

6.1   Commitment Fee

        The Borrowers must pay, concurrently with the execution of this Agreement, the commitment or arrangement fees specified in the agreements providing for such fees executed by the Borrowers prior to the date of this Agreement.

6.2   Letter of Credit Fees

        The Borrower concerned must pay a fee for each Letter of Credit issued under the Facility. The fee for each Letter of Credit will be at an annual rate equal to the Applicable Rate. Fees are calculated on the face amount of each Letter of Credit for the number of days included in the period of same. Any such fee must be paid to the applicable Issuing Lender upon the issue (or any renewal) of the relevant Letter of Credit, for distribution to the Lenders pro rata to their Commitments under the relevant Tranche. Concurrently with the payment of any such fee, the Borrower concerned must also pay to the applicable Issuing Lender, for its own account, a fronting fee at an annual rate equal to 0.125%, calculated as aforesaid.

6.3   Administrative Charges with respect to Letters of Credit

        The Borrower concerned must pay to the applicable Issuing Lender administrative charges in connection with Letters of Credit at the rates and on the terms generally applicable to the other customers of the Agent.

6.4   Standby Fee

        Norampac must pay to the Agent, for distribution to the Lenders pro rata to their Commitments under the Facility a standby fee on the unused portion of the Facility. The standby fee will be calculated daily at an annual rate equal to the Applicable Rate and will be payable quarterly in arrears on the first Business Day of the following quarter.

6.5   Acceptance Fees

        Upon the issue of any Acceptance, Norampac must pay to the relevant Lender (or to the Agent for the account of such Lender) an acceptance fee at an annual rate equal to the Applicable Rate. The acceptance fee will be calculated on the face amount of the applicable Acceptance and for the number of days included in the period of same.

6.6   Interest on Prime Rate Loans

        Prime Rate Loans bear interest until they are converted or repaid in full (both before and after any Event of Default or judgment) at the Prime Rate in effect from time to time, plus the Applicable Margin. The interest is payable monthly in arrears on the first Business Day of the following month.

6.7   Interest on US Base Rate Loans

        US Base Rate Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the US Base Rate in effect from time to time, plus the Applicable Margin. The interest is payable monthly in arrears on the first Business Day of the following month.

6.8   Interest on Euro Base Rate Loans

        Euro Base Rate Loans bear interest until they are converted or repaid in full (both before and after an Event of Default or judgment) at the Euro Base Rate in effect from time to time, plus the Applicable Margin. The interest is payable monthly in arrears on the first Business Day of the following month.

6.9   Interest on Libor Loans

        Each Libor Loan bears interest at the Libor applicable to each such loan, plus the Applicable Margin. The interest is payable at the maturity of the period of the loan or, if the period of such loan is more than 90 days, at 90-day intervals during the period of the loan.

6.10 Calculation of Interest Rates

  (a)
  Interest rates and fees calculated at the Applicable Margins or Rates are annual rates and are calculated daily on the basis of a 365-day year, except for (i) Libor Loans, (ii) US Base Rate Loans under Tranche B and Tranche C, and (iii) Euro Base Rate Loans, where rates are calculated on the basis of a 360-day year.

  (b)
  For the purposes of the Interest Act (Canada) only, the annual rate of interest equivalent to a rate calculated on the basis of a 365-day or 360-day year is equal to the rate so calculated multiplied by the actual number of days included in a given year and divided by 365 days (or by 360 days, in the case of a rate calculated on the basis of a 360-day year Loan).

6.11 Interest on Arrears

  (a)
  Any amount (other than an amount due on account of principal or interest) which is not paid when due will bear interest at the Prime Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in Dollars, at the Euro Base Rate in effect from time to time, increased by 3%, in the case of an amount payable in Euros and at the US Base Rate in effect from time to time, increased by 2%, in the case of an amount to be paid in US Dollars or any other currency (other than the Dollar or the Euro).

  (b)
  Any interest which is not paid when due will bear interest at the rate that has been used to calculate such unpaid interest.

  (c)
  Interest on arrears is compounded monthly and is payable on demand.

7—REPAYMENT, PREPAYMENT AND REDUCTION

7.1   Repayment of the Facility

        Norampac must repay in full the outstanding Borrowings and pay all other amounts owing under Tranche A on the Facility Maturity Date. Norampac US must repay in full the outstanding Borrowings and pay all other amounts owing under Tranche B on the Facility Maturity Date. Avot Vallée must repay in full the outstanding Borrowings and pay all other amounts owing under Tranche C on the Facility Maturity Date.

7.2   Mandatory Prepayments

        Norampac must make (or cause other Borrowers to make) such prepayments as may be necessary to ensure that the aggregate amount of the outstanding Borrowings (expressed in Dollars) under the Facility will not at any time exceed the lesser of (i) the amount of the Facility, and (ii) the Borrowing Base.

7.3   Optional Prepayments

  (a)
  The Borrowers concerned may at any time make prepayments on Borrowings outstanding under Tranche A, Tranche B or Tranche C (as applicable) without affecting their right to re-borrow under such Tranche up to its maximum available amount. The notice requirements of Section 2.7 (adapted accordingly) apply to any such prepayment if the amount of same is $2,000,000, US $2,000,000 or 2,000,000 Euros (as applicable) or more.

  (b)
  No prepayment may be made in respect of Acceptances before the maturity date of their respective periods. For greater certainty, any prepayment in respect of Libor Loans will be subject to Section 20.11(b).

7.4   Exchange Rate Fluctuations

        If, at any time, due to fluctuations in the rate of exchange of a currency against another currency, the outstanding amount of the Borrowings under the Facility, expressed in Dollars, exceeds the amount of the Facility, Norampac must pay to the Agent, three Business Days following a demand to that effect, the amount of such excess. However, no such demand will be made as long as the excess is not more than 5% and the Borrowing Base is not exceeded.

7.5   Letters of Credit

        For greater certainty, if Letters of Credit are outstanding on the Facility Maturity Date or on the date the indebtedness of the Borrowers becomes repayable pursuant to Section 16.2, the aggregate amount of such outstanding Letters of Credit will be included in the Borrowings to be repaid on any such date. However, if any such Letter of Credit expires or is cancelled without having been drawn, the amount repaid in respect of same will be reimbursed to the Borrower concerned but only after performance of all other obligations of, and payment of all other amounts payable by, the Credit Parties under the Credit Documents.

7.6   Reduction of the Facility

  (a)
  Norampac may, on giving not less than ten Business Days prior notice to the Agent, reduce the amount of the Facility by amounts of not less than $5,000,000. The notice of reduction must specify the amount of the reduction, and the Business Day when the reduction will be become effective.

  (b)
  On the 360th day following the receipt by any Credit Party of any net proceeds from insurance covering the loss of any Charged Fixed Assets, the amount of the Facility will be reduced by the amount of such net proceeds less the portion of same that the Credit Parties have used or reserved (pursuant to binding commitments) to purchase or repair assets. However, no such use or reserve of net insurance proceeds exceeding $10,000,000 may be made without the consent of the Majority Lenders and such use or reserve must be on terms and conditions acceptable to the Majority Lenders. If the consent of the Majority Lenders is not obtained, the amount of the Facility will be reduced by the amount of such net proceeds 30 days following the receipt of such proceeds.

  (c)
  The amount of the Facility will also be reduced further to a disposition of assets contemplated in Section 13.3(b)(iii) but only to the extent and after the expiry of the 360-day period specified in said Section.

  (d)
  Any reduction in the amount of the Facility will be permanent and result in a corresponding reduction of each of Tranche A, Tranche B and Tranche C, on a pro rata basis. On the effective date of any reduction, the Borrowers must make repayments in amounts sufficient for the outstanding Borrowings under any Tranche not to exceed the new amount of such Tranche.

8—PLACE OF PAYMENT, CURRENCY AND TAXES

8.1   Payments to the Agent

        Unless otherwise provided or agreed between the Borrower concerned and the Agent, (i) all payments to be made by a Borrower must be made to the Agent at the applicable Branch of Account, except that interest payments on outstanding Borrowings owing to a Swingline Lender pursuant to Section 2.8 must be made to such Swingline Lender and interest payments to Lenders under Tranche C whose lending offices are in France must be made directly to such Lenders, and (ii) all payments made to the Agent will be deemed to have been made to the Agent for the rateable benefit of the applicable Lenders. Any payment due by a Borrower may be charged to an account maintained by such Borrower with the Agent or the applicable Lender.

8.2   Time of Payments

        Any payment that is due on a day that is not a Business Day may be made on the next Business Day but will bear interest until received in full. All payments must be made in funds which are immediately available on the date on which payment is due.

8.3   Currency

        Unless otherwise provided, (i) all amounts owing under any Borrowing are payable in the currency of such Borrowing, (ii) Letter of Credit fees under Tranche A are payable in Dollars, except that any such fee owing as a result of a Letter of Credit issued in US Dollars is payable in US Dollars, (iii) Letter of Credit fees under Tranche B are payable in US Dollars, (iv) Letter of Credit fees under Tranche C are payable in Euros, (v) standby fees are payable in Dollars, and (vi) all other amounts are payable in Dollars, US Dollars or Euros, as may be specified by the Agent.

8.4   Judgment Currency

        If a judgment is rendered against a Borrower for an amount owed hereunder and if the judgment is rendered in a currency ("other currency") other than that in which such amount is owed under this Agreement ("currency of the Agreement"), such Borrower will pay, if applicable, at the date of payment of the judgment, an additional amount equal to the excess (i) of the said amount owed under this Agreement, expressed into the other currency as at the date of payment of the judgment, over (ii) the amount of the judgment. For the purposes of obtaining the judgment and making the calculation referred to in (i), the exchange rate will be the spot rate at which the Agent, on the relevant date, may in Toronto, sell the currency of the Agreement to obtain the other currency. Any additional amount owed under this Section will constitute a cause of action distinct from the cause of action which gave rise to the judgment, and said judgment shall not constitute res judicata in that respect.

8.5   Payments Net of Taxes

        If, due to the existence of any tax or levy, a Borrower, the Agent or any Lender is compelled by law to make any withholding or deduction in respect of any payment due or made by a Borrower, the Borrower concerned must pay to the Agent or such Lender such additional amount as may be necessary in order that the payment actually received be equal to the payment which otherwise would have been received in the absence of such withholding or deduction (including in the absence of any additional withholding or deduction in respect of any additional amount payable pursuant to this Section). However, this Section 8.5 will not apply in respect of a tax on the overall net income or capital of a Lender.

8.6   Obligations of Lenders in respect of Taxes

        Each Lender under Tranche B who is not incorporated under the laws of the United States of America or a state thereof but who is entitled to receive payments hereunder without deduction or withholding of any United States federal income taxes must deliver to the Borrowers and the Agent two duly completed copies of the United States Internal Revenue Service Form W8BEN or W8ECI or otherwise successor applicable form, as the case may be, certifying that it is entitled to receive payments under this Agreement without any such deduction or withholding. Any such Lender who fails to deliver such forms will not be entitled to benefit from Section 8.5 to the extent that the applicable withholding or deductions would not have been necessary if such forms had been delivered.

9—CONDITIONS PRECEDENT TO BORROWINGS

9.1   Conditions Precedent to the Initial Borrowing

        The Borrowers may not obtain any Borrowing under the Facility until the following conditions precedent have been fulfilled to the satisfaction of the Agent and Lenders:

  (a)
  no Material Adverse Change has occurred since December 31, 2002;

  (b)
  Norampac must have raised cash proceeds of not less than US $250,000,000 from the issuance of notes under the Norampac Indenture and have issued irrevocable call notice with respect of the notes issued by Norampac under the indenture dated January 28, 1998;

  (c)
  the Lenders must be satisfied (based on their reasonable estimate) that the market value of the Charged Fixed Assets is not less than as specified in Schedule "E";;

  (d)
  Standard & Poors and Moody's Investor Service must have issued ratings on both the Facility and the notes to be issued under the Norampac Indenture;

  (e)
  all fees and expenses owing by the Borrowers to the Agent and the Lenders at the time of execution of this Agreement must have been paid in full;

  (f)
  the Agent and the Lenders must have received, in form and substance satisfactory to them, each of the following documents:

  (i)
  a copy of the constitutive documents of each of the Borrowers and the Designated Subsidiaries;

  (ii)
  a certificate of good standing in respect of each of the Borrowers and the Designated Subsidiaries;

  (iii)
  a copy of the documents evidencing the authority and attesting to the authenticity of the signatures of the Persons acting on behalf of each of the Borrowers and the Designated Subsidiaries;

  (iv)
  the Security Documents required to be delivered pursuant to Article 10;

  (v)
  the audited consolidated financial statements of Norampac for the fiscal year ended December 31, 2002;

  (vi)
  financial forecasts for the operations of Norampac for each of the fiscal years 2003, 2004, 2005, 2006 and 2007, on a consolidated basis;

  (vii)
  a compliance certificate in the form of Schedule "F", showing compliance with the financial covenants herein as of March 31, 2003 but as if the notes issued under the Norampac Indenture had been issued on such date;

  (viii)
  a Borrowing Base report in the form of Schedule "G", as of March 31, 2003;

  (ix)
  with respect to the Charged Fixed Assets, an environmental and engineering review by AMEC E&C Services Limited;

  (x)
  a direction of payment for the repayment and cancellation of the Existing Facilities together with an undertaking of the lenders thereunder to release the Liens securing such facilities;

  (xi)
  the policies evidencing the insurance coverage required to be maintained by the Credit Parties pursuant to Section 12.1(f) together with a review of such coverage by Intech Risk Management Inc.; and

  (xii)
  legal opinions addressed to the Agent and the Lenders from counsel to the Credit Parties and counsel to the Agent, relating to such matters as the Agent and the Lenders may reasonably require.

9.2   Conditions Precedent to all Borrowings

        The Borrowers may not obtain any Borrowing or convert or renew any Borrowing:

  (a)
  if the Agent has not received timely notice of such Borrowing, conversion or renewal; or

  (b)
  if a Default has occurred and is continuing.

Each notice of Borrowing or of the renewal or conversion of a Borrowing constitutes a certification by the Borrowers that no Default has occurred and is continuing.

9.3   Waiver of Conditions Precedent

        The conditions precedent provided for in this Article 9 are for the sole benefit of the Agent and the Lenders. The Agent and the Lenders may waive such conditions precedent, in whole or in part, with or without conditions, without prejudice to any other or future rights that they might have against the Borrowers and any other Person.

9.4   Early Termination of the Commitments

        If all of the conditions precedent provided for in this Article have not been previously fulfilled or waived, the Lenders' Commitments will terminate on June 15, 2003.

9.5   Special Waiver with respect to the Security

        The Agent and the Lenders waive the requirements of clauses (iv) and (xii) of Section 9.1(f) insofar as they apply to the Charged Fixed Assets and also of clause (xi) of Section 9.1(f), provided that such conditions are met by July 12, 2003. For greater certainty, the Charged Fixed Assets will be included in the calculation of the Borrowing Base only from the time such conditions are met.

10—SECURITY

10.1 Guarantees

        Each Borrower must guarantee in favour of the Agent and the Lenders the performance of all obligations of the other Borrowers under the Facility and the Hedging Agreements and each Designated Subsidiary must guarantee in favour of the Agent and the Lenders the performance of all obligations of the Borrowers under the Facility and the Hedging Agreements.

10.2 Security over Current Assets

        To secure the performance of the obligations of the Borrowers under the Facility and the Hedging Agreements, each of the Borrowers and the Designated Subsidiaries that owns inventory and accounts receivable must provide in favour of the Agent and the Lenders security over all of its present and future inventory and accounts receivable (including related assets), present and future.

10.3 Fixed Assets

  (a)
  To secure the performance of the obligations of the Borrowers under the Facility and the Hedging Agreements, Norampac and the Designated Subsidiaries must provide in favour of the Agent and the Lenders security over the plants or mills of Norampac and the Designated Subsidiaries located at 600 Jannelle Street, Drummondville, Quebec, 200 Cascades Street, Cabano, Quebec, 416 - 58th Avenue S.E., Calgary, Alberta, 7447 Bramley Road, Mississauga, Ontario, and 601, 655 and 701 Creditstone Street, Vaughan, Ontario, including related assets and fibre supply arrangements relating to mills (together with other fixed assets which may become subject to the Security as contemplated by Section 10.3(e), the "Charged Fixed Assets").

  (b)
  For Borrowing Base purposes, the market value of the Charged Fixed Assets will be determined by the Agent initially using the initial market value amount of $435,000,000 specified in Schedule "E" (provided, however, that the condition precedent specified in Section 9.1(c) has been met).

  (c)
  If, after the date hereof, the Majority Lenders have reasonable grounds to believe that the market value of the Charged Fixed Assets has reduced below $400,000,000 (or, as the case may be, below the most recent amount determined pursuant to this Section 10.3 if such most recent amount is less than $400,000,000), Norampac will provide to the Agent, within 30 days from a request by the Agent, a valuation report on such assets.

  (d)
  From the date a valuation report is provided to the Agent and until such time a new valuation report is so provided pursuant to this Section 10.3, the market value of the Charged Fixed Assets will be determined for Borrowing Base purposes on the basis of the most recent valuation.

  (e)
  If a valuation report concludes to a market value for the Charged Fixed Assets lower than $400,000,000, or if a Credit Party wishes to sell assets which are part of the Charged Fixed Assets, Norampac will have the option to provide (or to cause other Designated Subsidiaries to provide) security over other fixed assets acceptable to the Majority Lenders to restore or maintain at $400,000,000 the market value of the Charged Fixed Assets component of the Borrowing Base. The market value of such other fixed assets will be determined on the basis of a valuation report which Norampac undertakes to provide to the Agent at the time of any request made to the Majority Lenders pursuant to this paragraph. For greater certainty, no assets which are part of the Charged Fixed Assets may be sold until replacement security acceptable to the Majority Lenders is provided as aforesaid.

  (f)
  Any valuation report to be provided to the Agent pursuant to Section 10.3 must be prepared by an independent appraiser acceptable to the Majority Lenders and be accompanied by (and take into account the contents of) an environmental and engineering review by a consultant acceptable to the Majority Lenders.

10.4 Insurance

        The Borrowers will cause the Agent (or its representative) to be named as loss payee on all insurance policies relating to the property and assets covered by the Security. Each policy covering immovable property and equipment must contain a "mortgage clause".

10.5 Security for Hedging Agreements

  (a)
  The Agent will act as agent for the Lenders in their capacity as counterparties under Hedging Agreements (hereafter, the "hedging lenders") for all purposes of the Security Documents, including the enforcement thereof. For such purposes, the provisions of Articles 17, 18 and 19 (adapted accordingly) will also apply to the hedging lenders. However, until termination and repayment in full of the Facility, the claims of the hedging lenders will not be taken into account in the calculation of the Majority Lenders, including in any situation where a decision regarding the Security has to be made by the Majority Lenders.

  (b)
  The rights of the Lenders and the hedging lenders under the Security will rank pari passu, but only to the extent of an aggregate maximum amount of $50,000,000 in respect of the claims of the hedging lenders under Hedging Agreements (such amount to be calculated as provided in Section 10.5(c)). Any excess will rank after the rights of the Lenders under the Facility. Any proceeds of realization of the Security to be distributed to the hedging lenders among them pro rata to their claims (irrespective of the dates of the related agreements or transactions).

  (c)
  Each hedging lender will calculate its claim under any Hedging Agreement in accordance with normal market practices (using the mark-to-market method whenever applicable) and after giving effect to any close-out, netting arrangement or right of set-off provided by contract or permitted by law.

  (d)
  For greater certainty, (i) the Hedging Agreements secured by the Security will include not only Hedging Agreements made from the date hereof but also those made prior to the date hereof with hedging lenders, and (ii) the Security will continue to secure the obligations of any Borrower to any hedging lender after termination and repayment in full of the Facility.

10.6 Validity and Contents of Security Documents

  (a)
  The Security must be perfected and first-ranking at all times with respect to all property intended to be covered thereby, subject however to Permitted Liens. Each Security Document must be in form and substance satisfactory to the Agent and remain valid and in force at all times. The Security Documents will include such legal opinions, Lien searches and certificates of location or surveys as the Agent may reasonably require.

  (b)
  With respect to long-term fibre supply arrangements which are part of the Charged Fixed Assets, Norampac will use its best efforts to obtain acknowledgments from the suppliers that same are subject to the Security.

10.7 Exceptions for certain Credit Parties

        Notwithstanding any other provision of the Credit Documents, (i) the obligations of Avot Vallée under the Credit Documents will exclude any obligation of any other Credit Party, (ii) Avot Vallée will not be required to provide security over its inventory and accounts receivable, and (iii) Designated Subsidiaries constituted or organized under the laws of a jurisdiction outside Canada and the United States will be required to comply with the other provisions of this Article 10 only to the extent possible or permitted under applicable law.

10.8 Release of the Security

        In the event of a disposition to a non-Credit Party permitted by and complying with Sections 10.3 and 13.3(b) of property or assets subject to the Security, the Agent will be authorized to release the Security with respect to such property or assets and to execute on behalf of the Lenders any instrument evidencing such release.

11—REPRESENTATIONS AND WARRANTIES

        Each of the Borrowers represents and warrants that:

11.1 Corporate Existence and Capacity

        Each of the Credit Parties

  (a)
  is a Person duly constituted and organized, validly existing and in good standing under the laws of the jurisdiction of its constitution;

  (b)
  has all requisite corporate or other power necessary to own its assets and carry on its business as now being or as proposed to be conducted; and

  (c)
  is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could have a Material Adverse Effect.

11.2 Authorization and Validity

        Each Credit Party has all necessary power, authority and legal right to execute, deliver and perform its obligations under the Credit Documents to which it is a party, has duly authorized by all necessary action the execution, delivery and performance of its obligations under such Credit Documents and has duly and validly executed and delivered the Credit Documents to which it is a party. The obligations of each Credit Party under the Credit Documents to which it is a party constitute legal, valid and binding obligations, enforceable against such Credit Party in accordance with their terms.

11.3 No Breach

        The execution and delivery of the Credit Documents and the performance by the Credit Parties of their respective obligations thereunder will not conflict with, result in a breach of or require any consent under, the constitutive documents or by-laws of any Credit Party, or any applicable law or regulation in any material respect, or any order or decision of any court or governmental authority or agency, or any agreement to which any Credit Party is a party or by which it or any of its property is bound.

11.4 Approvals

        Except for filings or registrations required to perfect the Security, no authorization, approval or consent of, nor any filing or registration with, any governmental or regulatory authority or agency, is necessary for the execution, delivery or performance by each Credit Party of the Credit Documents to which it is a party or to ensure the legality, validity or enforceability thereof.

11.5 Compliance with Laws and Permits

        Each of the Credit Parties is in compliance in all material respects with all laws and regulations applicable to it and its business and assets, including Environmental Laws. Each of the Credit Parties holds all material permits, licenses, approvals, consents and other authorizations required under all such laws and regulations to own its assets and to carry on its business as now being or as proposed to be conducted.

11.6 Title to Assets

        The property and assets of the Credit Parties, taken as a whole, are not subject to title defects or restrictions which could materially and adversely impair their value or normal use. The Credit Parties own or have rights of use for all property and assets (including intellectual property) necessary to carry on their businesses.

11.7 Fibre Supply Arrangements

        The fibre supply arrangements available to Norampac provide sufficient volumes to sustain operations and, where related to Charged Fixed Assets, are subject to the Security.

11.8 Litigation

        There are no legal or arbitration proceedings at law or in equity, or any proceedings by or before any governmental or regulatory authority or agency, or, to the best of its knowledge, any claim or investigation by any such authority or agency or under Environmental Laws, or any labor disputes, now pending or, to the best of its knowledge, threatened against any of the Credit Parties or any of their properties or rights which, when considered individually or together with other such proceedings, claims, investigations or disputes, could have a Material Adverse Effect if adversely determined.

11.9 No Default

        No Default has occurred and is continuing.

11.10 Solvency

        Each of the Credit Parties is Solvent.

11.11 Taxes

        Each of the Credit Parties has filed all income tax returns and all other material tax returns and paid all taxes material in their amount that are required to be filed or paid by them. The charges, accruals and reserves on the books of the Credit Parties in respect of taxes and other governmental charges are adequate.

11.12 ERISA and Pension Plans

        Each Plan and each other pension or employee benefit plan of any Credit Party or ERISA Affiliate is in compliance in all material respects with the applicable provisions of ERISA, the US Revenue Code and any other applicable law. No Credit Party or ERISA Affiliate has any material unfunded liability under any pension plan on an ongoing or termination basis.

11.13 Margin Stock Restrictions

        None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, of buying or carrying margin stock, and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any margin stock. "Margin stock" herein has the meaning specified in Regulations U and X of the Board of Governors of the Federal Reserve System of the United States.

11.14 Investment Company Act

        None of the Credit Parties is an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940 of the United States, as amended.

11.15 Public Utility Holding Company Act

        None of the Credit Parties is a "holding company", or an "affiliate" of a "holding company" or a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935 of the United States, as amended.

11.16 Tax Shelter Regulations

        The Facility is not and none of the Borrowers intends to treat the Facility as a reportable transaction within the meaning of Section 301.6112-1 of the United States Treasury Regulation.

11.17 Restriction on Payments

        Except as provided in the Norampac Indenture, none of the Credit Parties is subject to any law, regulation, agreement or legal impediment that prohibits, restricts or imposes any condition upon the ability of a Credit Party to pay Distributions or to make or repay loans or advances.

11.18 Corporate Structure and Location of Assets

        The Corporate Structure Chart contains a complete and correct list of all of the Subsidiaries of Norampac and indicates (i) the jurisdiction of formation of each such entity, (ii) each Person holding ownership interests in each such entity, (iii) the nature of the ownership interests held by each such Person and the percentage of ownership represented by such ownership interests, (iv) the location of the registered and chief executive offices of each Credit Party that must provide Security, (v) any prior name (including any pre-merger corporate name) of each such Credit Party and (vi) the jurisdictions where the material inventory and accounts receivable of each such Credit Party are located.

11.19 Financial Statements and Fiscal Year

        The last audited financial statements of Norampac are complete and correct and fairly present the consolidated financial condition and results of operation of Norampac as at their stated date, all in accordance with GAAP. Except as reflected or disclosed in such financial statements, none of the Credit Parties has on the date hereof any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that have not been disclosed in writing to the Agent and the Lenders. The fiscal year of each of the Credit Parties ends on December 31 of each year.

11.20 No Material Change

        There has been no Material Adverse Change since December 31, 2002.

11.21 True and Complete Disclosure

        The information, reports, financial statements and documents furnished or to be furnished by or on behalf of the Credit Parties to the Agent or any Lender in connection with the negotiation, preparation, execution, delivery or performance of the Credit Documents, when taken as a whole, do not and will not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

12—AFFIRMATIVE COVENANTS

12.1 General Covenants

        Each of the Borrowers will, and will cause each of the other Credit Parties to:

  (a)
  Legal Existence—subject to Section 13.3, preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

  (b)
  Legal Compliance—comply in all material respects with the requirements of all laws and regulations applicable to it and its business and assets (including Environmental Laws) and with all orders of governmental or regulatory authorities;

  (c)
  Payment of Taxes—pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property or assets prior to the date on which penalties or interest attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained;

  (d)
  Maintenance of Property—maintain all of its properties and assets used or useful in its business in good working order and condition, ordinary wear and tear excepted;

  (e)
  Material Agreements—perform its obligations under and preserve and maintain in force all agreements to which it is a party that are necessary for or material to its operations and business, including without limitation its virgin and other fibre agreements;

  (f)
  Insurance—insure and keep insured its property, assets and business, and will maintain business interruption and civil liability (including product and environmental liability) insurance for such coverage as a prudent administrator would obtain in the case of similar property, assets and businesses;

  (g)
  Records—keep adequate records and books of account, in which complete entries will be made in accordance with GAAP; and

  (h)
  Access—permit representatives of the Agent and any Lender, upon reasonable prior notice and during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties or assets, and to discuss its business and affairs with its officers and auditors.

12.2 Norampac US and Avot Vallée

        Norampac will own at all times all of the outstanding shares of Norampac US and at least 99% of the outstanding voting and non-voting shares of Avot Vallée, provided that this covenant will cease to apply to Avot Vallée if (i) Tranche C is reduced to zero further to a reallocation made pursuant to Section 2.2, (ii) all amounts outstanding thereunder are repaid, and (iii) the Borrowers permanently waive their rights under Tranche C.

12.3 Use of Proceeds

  (a)
  The Borrowers will use the Facility only for the purposes permitted under this Agreement. The Borrowers will not use the Facility to finance any private or public tender offer for the shares or other securities of a Person whose governing body has not approved such offer ("hostile take-over"). No utilization or series of related utilizations made for the purpose of financing an acquisition may at any time exceed 80% of the amount of the Facility.

  (b)
  Norampac will use the proceeds of the notes to be issued under the Norampac Indenture first to repay the Existing Facilities and will reserve the balance of such proceeds to repay all outstanding indebtedness under the indenture dated January 28, 1998 and, as soon as such indebtedness become repayable, will use the amount so reserved to make such repayment. The Funded Debt of Norampac arising from the January 28, 1998 indenture will be calculated net of the amount so reserved.

12.4 Further Assurances

        Each of the Borrowers will, and will cause each of the other Credit Parties to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Agent may reasonably request to carry out to its satisfaction the transactions contemplated by the Credit Documents.

12.5 Representations and Warranties

        Each of the Borrowers will ensure that all representations made in this Agreement are true and correct at all times, except for representations made as of a date expressly stated therein.

13—NEGATIVE COVENANTS

        Each of the Borrowers covenants and agrees that:

13.1 Negative Pledge

        None of the Credit Parties will create, incur, assume or suffer to exist any Lien on their present and future property or assets except the Security and Permitted Liens.

13.2 Indebtedness

        None of the Credit Parties other than Norampac will create, incur, assume or permit to exist any Funded Debt other than:

  (a)
  indebtedness to the Agent and the Lenders under the Credit Documents;

  (b)
  indebtedness among the Borrowers and the Credit Parties;

  (c)
  indebtedness permitted to be secured by Permitted Liens;

  (d)
  indebtedness under Hedging Agreements provided same are not made for speculative purposes, except for two interest rate swap agreements with notional amounts aggregating US $6,000,000 and maturity in 2008 and 2012 made for speculative purposes by Norampac New York City Inc. (formerly Star Corrugated Box Company) prior to the latter becoming a Subsidiary of Norampac.

  (e)
  Guarantees under the Norampac Indenture and the indenture;

  (f)
  indebtedness up to aggregate outstanding amount for all Credit Parties other than Norampac not exceeding at any time $10,000,000; and

  (g)
  existing indebtedness not exceeding $8,500,000 specified in the list of permitted indebtedness dated May 28, 2003 and delivered to the Lenders prior to the date hereof (as extended or renewed, as the case may be) and any future indebtedness incurred for the purposes of refinancing any such indebtedness but only up to the amount to be refinanced.

13.3 Limitations on Fundamental Changes

        None of the Credit Parties will:

  (a)
  enter into any transaction of merger or amalgamation, or liquidate, wind up or dissolve itself, except that any Credit Party may merge or amalgamate with a Borrower or any other Credit Party provided that the following conditions are fulfilled:

  (i)
  no Default occurs as a result of the merger or amalgamation;

    (ii)
    the surviving or amalgamated entity is a Borrower or another Credit Party and executes and delivers to the Agent all such documents as may be necessary or advisable to confirm that such entity is bound as successor of the merging or amalgamating entities by all Credit Documents to which such entities were parties;

    (iii)
    if the surviving or amalgamated entity is a Credit Party other than a Borrower, such Credit Party must be a Designated Subsidiary, if any of the merging or amalgamating entities includes a Designated Subsidiary;

    (iv)
    the Agent has been provided prior to or concurrently with the merger or amalgamation with satisfactory evidence of compliance with the requirements of clauses (i), (ii) and (iii) including such financial information, certificates, documents and legal or other professional opinions as the Agent may reasonably request; and

    (v)
    a seven-day prior notice is given to the Agent in the case of an amalgamation or merger involving a Borrower.

  (b)
  sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions to any Person (in each case, a "disposition"), any property or assets (other than inventory sold in the ordinary course of business), except for the following dispositions (in each case, provided that no Default occurs as a result of the disposition):

  (i)
  a disposition of property or assets with a value of less than $10,000,000;

  (ii)
  a disposition to another Credit Party provided that the conditions of paragraph (a) above are fulfilled (as if the disposition were a merger and the transferee were the surviving entity) and provided further that if the disposition relates to substantially all of the property or assets of a Credit Party (other than a Borrower), the latter may wind-up or dissolve itself after completion of such disposition;

  (iii)
  a disposition to any other Person, provided that the disposition is made for a consideration at least equal to the fair market value of the related property or assets, at least 75% of the consideration is paid in cash and the available cash proceeds of the disposition are used to reduce the Facility pursuant to Section 7.6; for purposes of the foregoing, the available cash proceeds of a disposition are the cash proceeds of such disposition (net of related expenses and payments made to repay indebtedness secured by Liens on the property or assets sold), less the portion of such cash proceeds which has been reinvested (or segregated for reinvestments pursuant to binding commitments) in Credit Parties within 360 days from the date of the disposition; and

    (iv)
    a disposition of accounts receivable pursuant to a securitization transaction on the condition that details of such transaction are supplied promptly to the Agent; provided that if any such accounts receivable are subject to the Security, Norampac will furnish promptly to the Agent an update (giving effect to the transaction) of the most recent Borrowing Base report delivered pursuant to Section 15.3 and provided further that from the date of the transaction and until otherwise agreed by the Majority Lenders, the aggregate of the amounts included in the Borrowing Base pursuant to paragraphs (b) and (c) of the definition of Borrowing Base will not exceed 150% of the amount determined pursuant to paragraph (a) of said definition;

  (c)
  carry on any business, directly or indirectly, other than the businesses currently carried on by them and activities ancillary or reasonably related thereto (the "core business"), or make any investment (other than investments referred to in clauses (ii) and (iii) of Section 13.4(b)) in a non-Credit Party who is not in the same line of business as the core business, provided that businesses other than the core business may be carried on by Credit Parties and by non-Credit Parties in which investments are made to the extent that the aggregate of the combined assets of such Credit Parties and of the value of all such investments in such non-Credit Parties does not at any time exceed 5% of Norampac's Net Tangible Assets.

13.4 Investments and Acquisitions

  (a)
  None of the Credit Parties will, directly or indirectly, make any investment in any Person who is not a Credit Party, if such investment would result in the aggregate amount of all said investments made after the date hereof being in excess of the greater of (i) 5% of Norampac's Net Tangible Assets at the end of the quarter ending immediately prior to the investment, and (ii) $100,000,000.

  (b)
  However, the foregoing limitation will not apply to (i) investments funded from the proceeds of any issue of equity made by Norampac after the date hereof, (ii) temporary cash or cash equivalent investments made for cash management purposes, and (iii) loans and advances to employees in an aggregate amount not exceeding $5,000,000 at any time.

  (c)
  Any investment in a non-Credit Party (other than an investment referred to in clauses (ii) or (iii) of paragraph (b)) and any acquisition of business by a Credit Party (either by way of purchase of assets or shares or otherwise) are subject to Norampac being in compliance with the financial ratios to be maintained pursuant to Article 14, calculated on a pro forma basis as of the end of Norampac's most recent quarter as if the transaction and any related financing had occurred on the first day of the four-quarter period ending at such time (excluding the effect of any potential synergies). If such investment or acquisition is for a consideration exceeding $35,000,000, Norampac must deliver to the Agent, within 5 Business

    Days from the completion of the transaction, a certificate in the form of Schedule E showing such compliance.

13.5 Distributions

  (a)
  None of the Credit Parties will make any Distribution (other than a direct or indirect Distribution to a Credit Party) if there is a Default or if such Distribution could result in a Default or if, after giving effect to the Distribution, the aggregate amount of all Distributions made from January 1, 2003 to non-Credit Parties were to exceed 50% of the consolidated net income of Norampac for the period from January 1, 2003 to the end of its most recent fiscal quarter (treated as one accounting period) plus the sum of (i) the proceeds of any new issue of equity made by Norampac to Persons other than its then existing shareholders if such proceeds are used to make Distributions to such shareholders and (ii) $25,000,000.

  (b)
  However, the foregoing limitation will not apply to Distributions up to an aggregate amount not exceeding $10,000,000 per fiscal year and also to a dividend in an amount $28,000,000 paid by Norampac on March 28, 2003.

  (c)
  For greater certainty, the management services fee paid to Cascades Inc. by Norampac will not be considered as a Distribution to the extent that the aggregate amount paid on account of such fee does not exceed in any fiscal year 2% of the sum of (i) Norampac's EBITDA, less Norampac's Interest Expense, and (ii) the actual cost of reasonable out of pocket and employee transfer expenses incurred by Cascades Inc., in each case calculated on a consolidated basis for such year.

13.6 Transactions with Related Parties

        None of the Credit Parties will engage in any material transactions with any related party on terms and conditions less favourable in any material respect to the relevant Credit Party than those that could be obtained on an arm's length basis from unrelated third parties, provided that the foregoing requirement will not apply to transactions among the Credit Parties. For the purposes of this Section 13.6, (i) related party means, with respect to a Person, another Person that Controls or is Controlled by or is under common Control with the relevant Person, and (ii) the definition of Control must be read replacing 50% by 20%. For greater certainty, the management service fee payments made in accordance with Section 13.5(c) are deemed to be in compliance with this Section 13.6.

14—FINANCIAL RATIOS

14.1 Funded Debt to Capitalization Ratio

        Norampac must maintain at all times, on a consolidated basis, a Funded Debt to Capitalization Ratio of not more than:

        — 60% until June 30, 2004;

        — 57.5% from July 1, 2004 to June 30, 2006;

        — 55% from July 1, 2006 to June 30, 2007;

        — 50% thereafter.

14.2 Interest Coverage Ratio

        Norampac must maintain at all times, on a consolidated basis, an Interest Coverage Ratio not less than 2.50:1.

15—REPORTING REQUIREMENTS

15.1 Annual Reporting

        Norampac will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event, within 120 days after the end of each fiscal year of the Borrowers:

  (a)
  the unqualified audited annual financial statements of Norampac, on a consolidated basis;

  (b)
  the unaudited annual financial statements of each of the other Borrowers on a consolidated basis; and

  (c)
  the unaudited annual financial statements of each of the businesses operated with the Charged Fixed Assets;

and, by no later than December 31 of each year, the annual business plan and operating and capital budget for the succeeding fiscal year, including an income statement, a balance sheet, a statement of cash flow and also a narrative discussion describing strategic initiatives, business conditions and salient assumptions.

15.2 Quarterly Reports

        Norampac will deliver to the Agent, for distribution to the Lenders, as soon as possible and, in any event within 60 days after the end of each fiscal quarter:

  (a)
  the unaudited financial statements of Norampac for the relevant fiscal quarter, on a consolidated basis;

  (b)
  the unaudited financial statements for the relevant fiscal quarter of each of the other Borrowers on a consolidated basis;

  (c)
  the unaudited financial statements for the relevant quarter of each of the businesses operated with the Charged Fixed Assets;

  (d)
  a compliance certificate relating to the covenants herein in the form of Schedule "E" (with sufficient details to reconcile the financial statements with the calculation base of the financial covenants); and

  (e)
  copy of any filing with securities regulators.

15.3 Borrowing Base Report

        Within 25 days after the end of each quarter (and of any month during which Borrowings were outstanding for an amount exceeding 50% of the Facility for at least 10 days), Norampac will deliver to the Agent, for distribution to the Lenders, a Borrowing Base Report in the form of Schedule "G".

15.4 ERISA

        Norampac will inform the Agent as soon as possible, and in any event within 10 days after it knows or has reason to believe that any of the events or conditions specified below has occurred or exists (and will provide a copy of any report or notice required to be filed with or given to PBGC):

  (a)
  any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, unless the 30-day notice requirement in respect thereof has been waived by the PBGC;

  (b)
  a notice of intent to terminate any Plan or any action taken by a Credit Party to terminate any Plan, provided notice of intent to terminate is required pursuant to Section 4041(a)(2) of ERISA;

  (c)
  the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; and

  (d)
  the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the US Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if security has not been provided in accordance with the provisions of these Sections.

15.5 Reporting from Time to Time

        The Borrowers will promptly notify the Agent of any Default and deliver to the Agent any auditor letter highlighting issues or deficiencies that, if not addressed or corrected, could reasonably result in a Material Adverse Change. The Borrowers will also furnish the Agent all information, documents and records and allow any enquiry, study, audit or inspection that the Agent may reasonably request in connection with the business, financial condition, property, assets or prospects of the Credit Parties, or to verify compliance with the obligations of any of the Credit Parties under any Credit Document.

15.6 Hedging Agreements

        Norampac will provide to the Agent, concurrently with each compliance certificate required to be delivered pursuant to Section 15.2, a report listing all outstanding Hedging Agreements with Lenders and specifying the counterparties, notional amounts, dates, maturities and risk exposure (calculated using the mark-to-market method whenever applicable) of all such agreements. If, at the end of any week, the aggregate risk exposure of all Hedging Agreements with Lenders exceeds $40,000,000, then Norampac will provide such a report on a weekly basis until such aggregate risk exposure has become less than $40,000,000 for a period of four consecutive weeks.

16—EVENTS OF DEFAULT AND REMEDIES

16.1 Events of Default

        The occurrence of one or more of the following events constitutes an event of default ("Event of Default") under the Credit Documents:

  (a)
  a Borrower defaults in the payment when due of any amount owing under the Facility in respect of principal, interest or acceptance fee, or defaults for more than five Business Days in the payment of any other amount owing under a Credit Document or an Hedging Agreement with a Lender;

  (b)
  anyone or more than one of the Credit Parties (i) is or are in default in respect of any obligation or obligations exceeding in the aggregate $25,000,000, or (ii) is or are in default under the Norampac Indenture and, in each case, such failure or default continues after the applicable notice or grace period, if any;

  (c)
  any representation, warranty or certification made or deemed made by a Credit Party in any Credit Document proves to be false or misleading as of the time made in any material respect;

  (d)
  any of the provisions of Article 10 is not complied with;

  (e)
  any of the covenants contained in Section 1.2, Article 13 or Article 14 is not complied with;

  (f)
  a Credit Party becomes unable to pay its debts generally as such debts become due or is adjudicated bankrupt or insolvent;

  (g)
  a Credit Party (i) applies for or consents to or is the subject of an order for the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) takes advantage of any law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up, or (iv) takes any action for the purpose of effecting any of the foregoing;

  (h)
  a proceeding is commenced or any similar action is taken against a Credit Party seeking (i) its bankruptcy, reorganization, liquidation, dissolution, arrangement or winding-up, or similar relief, (ii) the appointment of a receiver, interim receiver, trustee (or any Person performing similar functions) in respect of itself or of all or any substantial part of its assets, or (iii) the seizure or the attachment of, or the enforcement of remedies on, any part of the assets of the Credit Parties having a value of more than $25,000,000 and, in each case, such proceeding (or similar action) is not dismissed or withdrawn after a period of 60 days, provided that such grace period will apply only if such proceeding (or action) is diligently contested in good faith and does not disrupt the business or normal operations of the Credit Party concerned;

  (i)
  a Credit Party defaults in the performance of any of its other obligations under a Credit Document and, if such default is capable of being remedied, same continues unremedied for a period of 30 days after notice by the Agent to the Borrowers;

  (j)
  the Control of Norampac is acquired by any Person (or by a group of Persons acting in concert) other than Cascades Inc. or Domtar Inc.; or

  (k)
  a Material Adverse Change.

16.2 Remedies

        If an Event of Default occurs and is continuing, the Agent may, on giving a notice to the Borrowers take any one or more of the following actions:

  (a)
  terminate the right of the Borrowers to use the Facility;

  (b)
  declare all indebtedness of the Borrowers under the Credit Documents to be immediately payable and demand immediate payment of the whole or part thereof; and

  (c)
  exercise any or all of the rights and remedies of the Agent and the Lenders including their rights and remedies under any Credit Document;

provided that the right of the Borrowers to use the Facility will automatically terminate and all indebtedness of the Borrowers under the Credit Documents will automatically become due and payable without any notice upon the occurrence of any Event of Default specified in Section 16.1(f) or Section 16.1(g).

17—EQUALITY AMONG LENDERS

17.1 Distribution among Lenders

        Any payment received by the Agent on account of the Facility, including any amount received through the exercise of any right of set-off and the enforcement of any Security, must be distributed among the Lenders proportionately to the amount of the indebtedness owing to them hereunder and which is then payable. Any such distribution must be made forthwith but no later than the Business Day following the date of receipt of the payment.

17.2 Other Security

        No Lender may take any Security or Lien in connection with the Facility or Hedging Agreements except in accordance with Article 10.

17.3 Direct Payment to a Lender

        Subject to the other provisions of this Agreement permitting direct payment to Lenders, if a Lender receives, otherwise than through the Agent, a payment on account of the Facility (including any payment received through the exercise of any right of set-off), such Lender will remit the payment to the Agent, for distribution among all Lenders.

17.4 Adjustments

        If, at any time, the amount of Borrowings owing to a Lender under the Facility compared to the aggregate amount of all outstanding Borrowings under the Facility is not proportional to such Lender's Commitment under the Facility, expressed as a percentage, the Agent may (and will, after termination of the Facility) make from time to time such adjustments among the

Lenders as may be necessary in order that the outstanding Borrowings under the Facility are in the proportions of the Commitments of the Lenders under the Facility and the Lenders will make all such payments as the Agent may direct to give full effect to such adjustments. The Borrowers will be bound by such adjustments.

18—THE AGENT AND THE LENDERS

18.1 Appointment of the Agent

        Each Lender irrevocably appoints the Agent to exercise on its behalf the rights and powers delegated to the Agent hereunder and authorizes the Agent to take any action necessary for the performance of its duties. Whenever acting in such capacity, the Agent represents and binds all Lenders.

18.2 Restrictions on the Powers of the Lenders

        No Lender may exercise individually the rights and powers delegated to the Agent, including the enforcement of remedies after the occurrence of an Event of Default.

18.3 Security Documents

        The Agent is authorized to hold any Security on behalf of the Lenders and to execute in their name any Security Document. For greater certainty, the Agent is authorized to act as representative (fondé de pouvoir) of the Lenders (notwithstanding that the Agent is also a Lender) for the purposes of any hypothec granted by any Credit Party pursuant to article 2692 of the Civil Code of Quebec to secure debentures or similar instruments issued for the benefit of the Lenders pursuant to the Security.

18.4 Action by Agent

        The duties of the Agent are limited to those specifically conferred upon it in the Credit Documents. Except as otherwise provided, the Agent is not required to exercise any discretion or to take any action under the Credit Documents, unless the Agent has been so required by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). In no event, will the Agent be required to exercise any right or power, if in its judgment, doing so would contravene any Credit Document or applicable law or where the Agent determines that the indemnity provided in Section 18.6 may not be available or adequate.

18.5 Enforcement Measures

        Any legal proceedings and enforcement measures on behalf of the Lenders will be taken by the Agent; at the Agent's request, all Lenders must join the Agent in such proceedings or enforcement measures.

18.6 Indemnification

        Each Lender will indemnify the Agent (and its directors, officers, employees and agents), proportionately to its respective Commitment, from and against all losses suffered or liabilities or expenses incurred by the Agent of any kind or nature when exercising its rights and powers, save any losses, liabilities or expenses resulting from the wilful misconduct or gross negligence of the Agent (or its directors, officers, employees or agents).

18.7 Reliance on Reports

        The Agent will be entitled to make any determination of the Borrowing Base and of any Applicable Margin or Rate based on the most recent reports or certificates furnished by any Borrower in relation to such matters.

18.8 Liability of the Agent

        The Agent will only be liable to the Lenders for willful misconduct or gross negligence, and will have no liability as a consequence of a failure of any Person to fulfil its obligations or any action authorized by the Majority Lenders (or by all Lenders where the consent of all Lenders is required). The Agent will be entitled to assume that there exists no Default, unless the Agent has been notified in writing of the existence of a Default.

18.9 Liability of Lenders

        Each Lender acknowledges that it has been and will continue to be solely responsible for making its own independent appraisal and investigation of the financial condition of the Borrowers and any other Credit Party, and for the assessment of the risks arising from the Facility. No Lender may rely on the Agent in this regard nor will the Agent be responsible for ensuring the validity or enforceability of any Credit Document.

18.10 Rights of the Agent as Lender

        In its capacity as Lender, the Agent has the same rights as the other Lenders and may exercise such rights independently of its role as Agent; unless the context otherwise requires, the expression "Lender" also refers to the Lender which is the Agent.

18.11 Sharing of Information

        The Lenders may share with each other any information held by them regarding the financial condition, business or property of the Credit Parties or relating to matters contemplated by the Credit Documents or the Hedging Agreements. The Lenders may provide such information on a confidential basis to any financial institution which is an assignee or a prospective assignee of Commitments or a participant in the Facility.

18.12 Competition

        Subject to the other provisions of this Agreement, the Agent and each of the Lenders may enter into other transactions with any Credit Party and they are not required to notify each other of such transactions.

18.13 Successor Agent

        The Agent may resign by giving notice thereof to the Borrowers and to the Lenders. The Agent may also be replaced by the Majority Lenders following the failure by the Agent to perform its obligations under this Agreement. The resignation or replacement of the Agent will be effective 30 days after the appointment by the Majority Lenders of a successor Agent from among the Lenders. Promptly after being so appointed, any successor Agent must give notice thereof to the Borrowers and the Lenders. From the effective date of its appointment, any successor Agent will be vested with all the rights, powers and duties of the Agent under the Credit Documents.

19—DECISIONS, WAIVERS AND AMENDMENTS

19.1 Amendments and Waivers by the Majority Lenders

        Subject to Section 19.2, the provisions of the Credit Documents may be amended or waived, and consents thereunder may be given, only by an instrument signed by the Agent, with the approval of the Majority Lenders, and in the case of an amendment, also signed by the relevant Credit Party.

19.2 Amendments and Waivers by Unanimous Approval

        Except as otherwise expressly provided in this Agreement, an amendment, waiver or consent that relates to any of the following matters must be made or given by an instrument signed by the Agent, with the prior consent of all Lenders, and in the case of an amendment, also signed by the relevant Credit Party:

  (a)
  the extension of the maturity date of the Facility;

  (b)
  any increase in the amount of the Facility or in the Commitment of any Lender;

  (c)
  any postponement of the due date, any subordination or any reduction of any amount payable hereunder;

  (d)
  the reduction of any interest rate, discount rate or fee;

  (e)
  the release or subordination of any portion of the Security; and

  (f)
  the definition of the "Majority Lenders" and the provisions of Section 9.1, Section 13.1, Sections 16.1(a), 16.1(f) and 16.1(g), Article 17, Article 18, Article 19 and Section 20.3.

19.3 Swingline Adjustments in Tranche C

        The Borrowers, the Agent and the Lender who is the Swingline Lender in Tranche C may (without the consent of the other Lenders) (i) increase or decrease the $3,000,000 Swingline limit specified in Section 2.8(a); and (ii) transfer to Tranche C a portion of such Lender's Commitment under another Tranche (or vice versa) in an amount sufficient for the Commitment under Tranche C of such Lender to correspond to the amount of said Swingline limit. Any such transfer will result in corresponding pro rata adjustments in the Commitments of the other Lenders in each Tranche affected by the transfer, in order that no such transfer results in any change in the amount of any Tranche.

20—MISCELLANEOUS

20.1 Books and Accounts

        The Agent will keep books and accounts evidencing the transactions made pursuant to this Agreement. Absent manifest error, such books and accounts will be deemed to represent accurately such transactions and the indebtedness of the Borrowers.

20.2 Determination

        In the absence of manifest error, any determination made by the Agent of the amounts payable hereunder will be conclusive and binding upon the Lenders and the Borrowers.

20.3 Prohibition on Assignment by Borrowers

        No Borrower may assign its rights under this Agreement.

20.4 Assignments and Participations

  (a)
  A Lender (the "assignor") may assign, in whole or in part, its Commitment under the Facility, including outstanding Borrowings owing to it, to any financial institution (the "assignee"). The assignment must be made in an instrument substantially in the form of Schedule "H". The assignor must pay to the Agent, for its own account, an assignment fee of $3,500. When the assignment becomes effective, the assignee will become a Lender and will benefit from the rights and be liable for the obligations of the assignor, proportionally to the assigned Commitment, and, to the same extent, the assignor will be released from its obligations. The assignor and the assignee will be liable for all expenses incurred by the Agent in connection with such assignment.

  (b)
  No partial assignment of a Commitment may be made (i) if the residual amount of the Commitment of the assignor or if the total Commitment of the assignee is less than $10,000,000 or (ii) if the assigned portion is not allocated among Tranches A, B and C in the same proportion as the Commitment of the assignor.

  (c)
  Concurrently with any assignment in favour of an assignee who is not, at the time of the assignment, party to this Agreement, the Borrowers and the Designated Subsidiaries must acknowledge that the assignee is entitled to the benefit of the Security.

  (d)
  Each assignment by a Lender is subject to the prior consent of the Agent, of any Issuing Lender and of any Swingline Lender, and, if made at a time when no Default is continuing, to the prior consent of the Borrowers (which consents will not be unreasonably withheld). However, no such consent will be required if the assignee is an Affiliate of the assignor.

  (e)
  Sections 20.4(a) to (d) do not apply to (i) a participation that a Lender may grant to another financial institution or to an assignment by way of security to a Federal Reserve Bank provided that no such participation or assignment will release any Lender of its obligations under the Credit Documents or confer upon any participant any right against the Agent, and (ii) an assignment to effect any adjustment required to be made pursuant to Section 17.4.

  (f)
  No assignment or participation made at the time when no Default is continuing may increase for any Borrower the costs of the Borrowings pursuant to Section 8.5.

20.5 Affiliated Lenders' Commitment

  (a)
  With the written consent of the Agent (which will not be unreasonably withheld), a Lender (the "designating Lender") may designate one of its Affiliates (the "designated Lender") for the purposes of making available its Commitment in respect of Tranche B or Tranche C. Upon its acceptance of the designation and as long as such designation has not been revoked, the designated Lender will be deemed to be a Lender for all purposes of the Credit Documents, with a Commitment corresponding to the portion of the applicable Tranche to be made available by it and with the designating Lender's Commitment under the Facility being reduced accordingly. However, no such designation will reduce the obligations of the designating Lender under the Tranche(s) in which it remains a Lender, including as a result of an increase in its Commitment due to a reallocation made pursuant to Section 2.2.

  (b)
  A designating Lender and its designated Lender may not make an assignment of their Commitments otherwise than through assignments made concurrently by each of them to the same assignee; such assignments will be considered as one single assignment for the purposes of Section 20.4. For greater certainty, the assignee may also avail itself of the provisions of Section 20.5(a). Any revocation of a designation will result in the outstanding Borrowings owing to the designated Lender being automatically assigned to its designating Lender, notwithstanding anything to the contrary in Section 20.4 but subject to Section 20.4(f).

  (c)
  Each of BNP Paribas (Canada), Société Générale (Canada), The Toronto-Dominion Bank and Bank of Tokyo-Mitsubishi (Canada) hereby designates as its designated Lender its Affiliate specified below its name on the signature pages of this Agreement for the purposes of making available its Commitment in respect of Tranche B or Tranche C (as applicable). Each such designated Lender hereby accepts the designation made by its designating Lender.

  (d)
  Sections 20.4(c) and 20.4(f) will apply to any designation of a designated Lender made after the date of this Agreement, as if the designation were an assignment and the designated Lender were an assignee.

20.6 Notes

        At the request of a Lender, any Borrower will execute in favour of such Lender a note evidencing its indebtedness to such Lender under this Agreement.

20.7 Costs and Expenses

        The Borrowers must pay on demand the amount of all reasonable costs and expenses (including legal and other professional and consultant fees) incurred by the Agent in connection with the implementation of the Facility and the preparation, negotiation, execution, syndication and on-going administration of the Credit Documents, as well as the reasonable costs and expenses incurred by the Agent or the Lenders in connection with the enforcement of, or the preservation of any rights under, any Credit Document.

20.8 No Waiver

        The omission by the Agent or any Lender to exercise any of its rights will not be deemed to be a waiver of the exercise of any such right subsequently. The omission by the Agent or any Lender to notify any Credit Party of the occurrence of a Default will not be deemed to be a waiver of the right of the Agent or of such Lender to avail itself of such Default.

20.9 Irrevocability of Notices of Borrowings

        No Borrower may cancel a notice of Borrowing, conversion, renewal, reduction or prepayment. The Borrower concerned must indemnify the Lenders in respect of any loss resulting from its failure to act in accordance with such notice.

20.10 Set-off

        If an Event of Default occurs and is continuing, the Agent and each Lender are authorized to set off and to apply any and all deposits held for any Credit Party against any amount due and payable by any Credit Party under the Credit Documents.

20.11 Indemnification

  (a)
  If any law, regulation, administrative decision or guideline or decision of a Court (i) increases the cost of the Facility for any Lender or (ii) reduces the income receivable by any Lender from the Facility (including, without limitation, by reason of the imposition of reserves, taxes or requirements as to the capital adequacy of such Lender but in no event by reason of taxes on the overall net income of a Lender), such Lender may send to the Borrower concerned a statement indicating the amount of such additional cost or reduction of income; in the absence of manifest error, this statement shall be conclusive evidence of the amount of such additional cost or reduction of income and the Borrower concerned must pay forthwith said amount to such Lender.

  (b)
  The Borrowers must pay on demand the amount of any breakage cost and other loss suffered by a Lender as a result of the conversion or repayment of a Borrowing before the maturity date of its period, irrespective of the cause of such conversion or repayment (including a repayment resulting from a demand for payment after the occurrence of an Event of Default). In the absence of manifest error, a statement prepared by the affected Lender indicating the amount of such cost or other loss and the method by which same was calculated will be binding and conclusive.

  (c)
  The Borrowers must indemnify the Agent and the Lenders for any loss suffered and costs or expenses (including costs of any investigation, cleanup, removal or other similar action, damages of any kind, settlement costs and legal and other professional fees) incurred by any of them as a result of non-compliance by any Credit Party with any Environmental Laws or any claim under Environmental Laws in connection with the operations of, or any property owned or operated by, any Credit Party.

20.12 Mitigation of costs

        Each Lender will use its best efforts to avoid any additional cost or reduction of income for which a Borrower is required to indemnify such Lender pursuant to Section 20.11(a). However, nothing herein will require any Lender to take any action which would cause such Lender to incur any expense which would not materially reduce any amount to be received pursuant to Section 20.11(a) or which the Lender determines in its sole judgment to be inadvisable for regulatory, competitive or internal management reasons. The Borrowers will reimburse any Lender for any expense incurred by such Lender in taking any action pursuant to this Section 20.12.

20.13 Corrections of Errors

        The Agent is authorized to correct any typographical error or other error of an editorial nature in this Agreement and to substitute such corrected text in the counterparts of this Agreement, provided that such corrections do not modify the meaning or the interpretation of this Agreement and provided that copies of the corrected texts are remitted to each party.

20.14 Communications

        The Agent is entitled to rely in its dealings with any Borrower upon any instruction or notice which the Agent believes in good faith to have been given by a Person authorized to give such instruction or notice or to make the applicable transaction.

20.15 Counterparts

        This Agreement may be executed in any number of counterparts, all of which taken together constitute one and the same instrument. A party may execute this Agreement by signing any counterpart.

20.16 Waiver of Jury Trial

        EACH OF THE BORROWERS, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND

ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

21—NOTICES

21.1 Sending of Notices

        Unless otherwise provided, any notice to be given to a party in connection with this Agreement will be given in writing and will be given by personal delivery, by a reputable delivery service, by telecopier or (except for any notice pursuant to Article 16) by electronic mail, addressed to the recipient at its address specified in Schedule "I" hereof or at such other address as may be notified by such party to the others pursuant to this Article.

21.2 Receipt of Notices

        Any notice given by personal delivery or by a delivery service will be conclusively deemed to have been given at the time of such delivery and, if given by telecopier or by electronic mail, on the day of transmittal if before 3:00 p.m. on a Business Day, or on the following Business Day if such transmission occurs on a day which is not a Business Day or after 3:00 p.m. on a Business Day. If the telecopy or electronic transmission system suffers any interruptions by way of a strike, slow-down, a force majeure, or any other cause, a party giving a notice must do so using another means of communication not affected by the disruption.

        IN WITNESS WHEREOF the parties have caused this Agreement to be duly executed as of the date and year first above written.

NORAMPAC INC.
Per:

NORAMPAC HOLDING US INC.
Per:

NORAMPAC AVOT VALLÉE SAS
Per:

CANADIAN IMPERIAL BANK OF COMMERCE, as Agent
Per:

(the names and signatures of the Lenders are on the next page)

Commitment Amounts		Lenders
		CANADIAN IMPERIAL BANK OF COMMERCE
		per:
Tranche A:	$30,100,000
Tranche B:	$32,400,000
Tranche C:	$5,500,000	CANADIAN IMPERIAL BANK OF
Total:	$68,000,000	COMMERCE, NEW YORK AGENCY (in respect of Tranche B)
		per:

		NATIONAL BANK OF CANADA
		per:
Tranche A:	$24,700,000
Tranche B:	$26,700,000
Tranche C:	$4,600,000	NATIONAL BANK OF CANADA, NEW
Total:	$56,000,000	YORK BRANCH (in respect of Tranche B)
		per:

Tranche A:	$24,700,000	THE BANK OF NOVA SCOTIA
Tranche B:	$26,700,000
Tranche C:	$4,600,000	per:
Total:	$56,000,000

Tranche A:	$17,700,000	DEUTSCHE BANK AG
Tranche B:	$19,100,000
Tranche C:	$3,200,000	per:
Total:	$40,000,000

Tranche A:	$8,900,000	BANK OF MONTREAL
Tranche B:	$9,600,000
Tranche C:	$1,500,000	per:
Total:	$20,000,000

		BNP PARIBAS (CANADA)
		Per:
Tranche A:	$8,900,000
Tranche B:	$9,600,000
Tranche C:	$1,500,000	BNP PARIBAS, as designated Lender pursuant to Section 20.5 with respect to Tranche B and C
Total:	$20,000,000
		per:

Tranche A:	$8,900,000	COMERICA BANK
Tranche B:	$9,600,000
Tranche C:	$1,500,000	per:
Total:	$20,000,000

		SOCIÉTÉ GÉNÉRALE (CANADA)
		Per:
Tranche A:	$7,400,000
Tranche B:	$9,600,000
Tranche C:	$3,000,000	SOCIÉTÉ GÉNÉRALE, as designated Lender pursuant to Section 20.5 with respect to Tranche B and C
Total:	$20,000,000	per:

		THE TORONTO-DOMINION BANK
		per:
Tranche A:	$8,900,000
Tranche B:	$9,600,000
Tranche C:	$1,500,000	TORONTO DOMINION (TEXAS), INC., as designated Lender pursuant to Tranche B
Total:	$20,000,000
		Per:

		BANK OF TOKYO-MITSUBISHI (CANADA)
		per:
Tranche A:	$6,600,000
Tranche B:	$7,100,000
Tranche C:	$1,300,000	THE BANK OF TOKYO-MITSUBISHI, LTD., as designated Lender pursuant to Section 20.5 with respect to Tranche B
Total:	$15,000,000
		per:

Tranche A:	$13,200,000	CAISSE CENTRALE DESJARDINS*
Tranche B:	$0
Tranche C:	$1,800,000	per:
Total:	$15,000,000

*
Notwithstanding Section 2.2, as long as Caisse centrale Desjardins ("CCD") will be a Lender, (i) no reallocation among Tranches will result in CCD becoming a Lender under Tranche B, (ii) no reallocation between Tranche A and Tranche B (or between Tranche B and Tranche C) will result in a change in CCD's Commitment under Tranche A (or between Tranche B and Tranche C) prior to such reallocation, and (iii) the proportional adjustments in the Commitments of the Lenders under Tranche A (or Tranche C) resulting from a reallocation between Tranche A and Tranche B (or Tranche C) will be made excluding CCD from the calculation of the proportion.

SCHEDULE "A "

APPLICABLE MARGINS OR RATES

Rating	Prime, US Base Rate	Acceptance Fee / Libor Euro Base Rate/L/C Fee	Stand-By Fee
BBB+/Baa1 or Higher	0 bps	75 bps	17.5 bps
BBB/Baa2	0 bps	100 bps	20 bps
BBB-/Baa3	25 bps	125 bps	25 bps
BB+/Bal	37.5 bps	137.5 bps	30 bps
BB/Ba2	50 bps	150 bps	37.5 bps
BB-/Ba3 or Lower	75 bps	175 bps	50 bps

DETERMINATION OF APPLICABLE MARGIN OR RATE

1.
The rates of the margins applicable to Prime Rate, US Base Rate, Euro Base Rate and Libor and the rates of the Acceptance Fees, stand-by fees and Letter of Credit fees under the Facility (the "Rates") will be determined as set forth in this Schedule.

2.
During any day that Norampac has a senior secured long-term debt rating from S&P or Moody's with respect to the Facility (a "Rating"), the applicable Rates will be those which correspond to the Rating in effect at the close of business on such day, as specified in the above grid. If, on any day, Norampac has a Rating from both of S&P and Moody's but the two Ratings are not at the same level, then (i) the higher Rating will apply if the Ratings are not more than one level apart, and (ii) the Rating which is at mid-point will apply if the Ratings are more than one level apart; if there is no mid-point level, the higher of the two intermediate Ratings will apply.

3.
If, on any day, Norampac has no Rating, then the applicable Rates will be those which correspond to the Rating that would be one level higher than the S&P or Moody's rating in effect on such day for the senior unsecured long-term debt rating of Norampac; if on any day, Norampac has received different senior unsecured long-term debt ratings from both S&P and Moody's, then the applicable Rates will be determined using the same formula as in paragraph 2 for differentials in Ratings. If there exists any day that Norampac does not have any Rating or senior unsecured long-term debt rating from S&P and Moody's, the applicable Rates for such day will be those which correspond to a Rating of lower than BB-/Ba3.

4.
Interest and stand-by fees will be calculated, for any day, using the applicable Rate in effect on the relevant day. Acceptance and Letter of Credit fees will be calculated using the Rate in effect on the date such fees are payable. Any change in a Rating resulting in a modification of Rate will give rise to adjustments to Acceptance and Letter of Credit fees previously calculated if the period of calculation extended beyond the date of the modification. The adjustments will apply to the number of days remaining to accrue from the date of the modification. The adjustments will be calculated by the Agent and be payable by the Borrower concerned or the Lenders (as applicable) three Business Days after demand from the Agent.

5.
With respect to Letter of Credit fees, the "L/C Fee" Rate specified in the above grid will apply to financial Letters of Credit; the Rate applicable to non-financial Letters of Credit will be equal to 50% of the Rate applicable to financial Letters of Credit. For the purposes of the foregoing:

(b)
"non-financial Letter of Credit" means a commercial or documentary letter of credit or guarantee backing the purchase price of goods or supporting the particular performance of non-financial or commercial contracts or undertakings which is subject to a conversion factor of 20% or 50% according to the Capital Adequacy Guideline of the Office of the Superintendent of Financial Institutions (Canada) in effect on the date of issue of such letter of credit or guarantee, and also includes any letter of credit or guarantee which is subject to the same conversion factor; as of the date hereof, the following are considered by such guideline as subject to such conversion factors: (i) performance bonds, warranties, indemnities, performance stand-by letters of credit backing the performance of non-financial or commercial contracts or undertakings (including arrangements backing sub-contractors' and suppliers' performance, labour and materials contracts, delivery of merchandise, bids or tender bonds); (ii) guarantees of repayment of deposits or prepayments in cases of non-performance; and (iii) customs and excise bonds; and

(c)
"financial Letter of Credit" means any Letter of Credit which is not a non-financial Letter of Credit.

SCHEDULE "B "

LIST OF DESIGNATED SUBSIDIARIES

Name	Jurisdiction	Shareholder
1426835 Ontario Inc.	Ontario	Norampac Inc.
Norampac New York City Inc.	New York	Norampac Holding US Inc.
Norampac Leominster Inc.	Massachusetts	Norampac Holding US Inc.
Newfoundland Containers Limited	Newfoundland	Norampac Inc.
Norampac Finance US Inc.	Delaware	Norampac Holding US Inc.
Norampac Industries Inc.	New York	Norampac Finance US Inc.
Norampac Texas G.P. Inc.	Texas	Norampac Inc.
Norampac Dallas-Forth Worth LP	Texas	Norampac Inc.
3815251 Canada Inc.	Canada	Norampac Inc. (99.9%) 3815269 Canada Inc. (0.1%)
3815269 Canada Inc.	Canada	Norampac Inc.
Norampac Schenectady Inc.	New York	Norampac Holding US Inc.

SCHEDULE "C "

NOTICE OF BORROWING
[CONVERSION OR RENEWAL]

[ Date ]

[Name and address of Agent]

RE: Credit Agreement dated as of 28, 2003

Sirs:

        Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, the undersigned and the Lenders mentioned therein.

        We confirm our request for a Borrowing [or for a conversion or renewal] to be made on [date], the details of which are as follows:

  —Applicable Tranche:

  —Form of Borrowing: [Prime Rate, Acceptances, US Base Rate Loan, Libor Loan in US Dollars or Libor Loan in Euros]

  —Amount:

  —Date of Borrowing: [or of conversion or renewal]

  —Period:

        On the date hereof, we certify that the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.

[Name of the Borrower concerned]

Per:

Note: This form (adapted accordingly) may also be used for a notice of repayment.

SCHEDULE "D "

LETTERS OF CREDIT
Deemed Utilizations

Issuer	Amount		Beneficiary	Maturity
Canadian Imperial Bank of Commerce	$2,250,000		Independent Electricity Market Operator	June 2, 2003
Canadian Imperial Bank of Commerce	$25,000		City of Calgary, Solid Waste Service Division	October 1, 2003
Canadian Imperial Bank of Commerce	$3,349,000		ADP Canada	December 31, 2003
Canadian Imperial Bank of Commerce	$105,000		Regional District of Fraser, Fort George	December 31, 2003
Canadian Imperial Bank of Commerce	4,573,470.52	Euros	Société Générale	December 31, 2003
Canadian Imperial Bank of Commerce	$2,500,000		Independent Electricity Market Operator	April 19, 2004
Note:
For purposes of the Credit Documents, Norampac will be deemed to be the Borrower having requested the issue of the above Letters of Credit and, accordingly, such Letters of Credit will be deemed to be outstanding Borrowings of Norampac.

SCHEDULE "E "

CHARGED FIXED ASSETS

Mill or Plant	Initial Market Value
Cabano, Quebec mill	$160,000,000
Mississauga, Ontario mill	$85,000,000
Vaughan, Ontario plant	$100,000,000
Drummondville, Quebec plant	$60,000,000
Calgary, Alberta plant	$30,000,000

SCHEDULE "F "

COMPLIANCE CERTIFICATE

[ Date ]

[Name and address of Agent]

RE: Credit Agreement dated May 28, 2003

        Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Norampac Inc. ("Norampac") and the Lenders mentioned therein. I am the Vice President and Chief Financial Officer of Norampac and I hereby certify in such capacity that, to the best of my knowledge, but after reasonable enquiry, the representations and warranties set forth in the Credit Agreement are still true and correct in all material respects and that no Default has occurred and is continuing.

        I also certify that, on the last day of the last fiscal quarter of Norampac:

1.
the Funded Debt to Capitalization Ratio of Norampac calculated in accordance with the Credit Agreement, was    •    ;

2.
the Interest Coverage Ratio of Norampac, calculated in accordance with the Credit Agreement, was    •    to 1.00.

3.
the amount of the Net Tangible Assets of Norampac calculated in accordance with the Credit Agreement was $    •    .

4.
the amount of the indebtedness permitted pursuant to Sections 13.2(f) and 13.2(g) of the Credit Agreement was $    •    and $    •    , respectively.

5.
during such fiscal quarter, there was no disposition of property or assets with a value of more than $10,000,000 (other than inventory sold in the ordinary course of business) [except for the dispositions described in the attached annex, which also contains the details of the consideration received and the use of proceeds].

6.
the aggregate amount of Permitted Liens specified in paragraph (c) of the definition of Permitted Liens (purchase money lien) was $    •    .

7.
the aggregate amount of trade accounts receivable and inventories of all Non-Designated Subsidiaries was $    •    .

8.
The aggregate amount of investments subject to the limitation of Section 13.4(a) of the Credit Agreement (investments in non-Credit Parties) was $    •    .

9.
The aggregate amount of Distributions subject to the limitation of Section 13.5(a) was $    •    .

10.
The aggregate value of the combined assets of Credit Parties in businesses other than the core business and of investments in non-Credit Parties who are not in the same line of business as the core business was $    •    .

        The details of all calculations supporting the above statements are set forth in the attached annex which also contains a list of all Subsidiaries of Norampac which have become Designated Subsidiaries after the date of the Credit Agreement as well as a report listing all outstanding Hedging Agreements as specified in Section 15.6 of the Credit Agreement.

SCHEDULE "G "

BORROWING BASE REPORT

[ Date ]

[Name and address of Agent]

RE: Credit Agreement dated as of May 28, 2003

        Reference is made to the above-mentioned Credit Agreement entered into between, inter alia, Norampac Inc. ("Norampac") and the Lenders mentioned therein. I am the Vice President and Chief Financial Officer of Norampac and I hereby certify in such capacity that:

1.
As at [date], the Borrowing Base (expressed in Dollars) amounted to $    •    . The calculation has been made in accordance with the requirements of the Credit Agreement and the details of such calculation are set forth in the annex attached hereto.

2.
The Borrowing Base has been calculated on the basis of qualifying inventory and qualifying receivables located in Canada and the United States. For purposes of such calculation, the location of an account receivable is the billing address of the relevant customer.

3.
The attached annex also contains a breakdown by Credit Party and by country of the inventory and accounts receivable included in the Borrowing Base.

4.
The inventory of the Credit Parties included in the Borrowing Base is still located in the jurisdictions specified for such Credit Parties in the Corporate Structure Chart [except for the following].

SCHEDULE "H "

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT entered into in    •    , on this            day of                        ,     •    between                        (the "Assignor") and                        (the "Assignee").

        WHEREAS a credit agreement has been entered into as of May 28, 2003 among Norampac Inc., Norampac Holding US Inc. and Norampac Avot Vallée SAS, as Borrowers, Canadian Imperial Bank of Commerce, as Agent, and the Lenders (as amended and supplemented from time to time, the "Credit Agreement");

        WHEREAS the Assignor is a Lender under the Credit Agreement;

        WHEREAS, as provided in the Credit Agreement, the Assignor has a Commitment in respect of the Facility, with $                        being allocated to Tranche A, with $                        being allocated to Tranche B, and with $                        being allocated to Tranche C;

        WHEREAS a Lender may assign, in whole or in part, its Commitment with respect to the Facility to any other financial institution pursuant to Section 20.4 of the Credit Agreement;

        WHEREAS the Assignor proposes to assign to the Assignee all of its rights under the Credit Agreement in respect of a portion of the Assignor's Commitment, such assigned portion to be in the amount of $                        in respect of Tranche A, in the amount of $                        in respect of Tranche B and in the amount of $                        in respect of Tranche C (the "Assigned Amounts"), together with a corresponding portion of the Borrowings owed to the Assignor, and the Assignee proposes to accept such assignment and assume the corresponding obligations of the Assignor;

NOW, THEREFORE, the parties hereto agree as follows:

1.     Definitions

  Capitalized terms used but not defined herein have the meanings assigned to them in the Credit Agreement.

2.     Assignment

  The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor (the "Assigned Rights") under the Credit Agreement to the extent of the Assigned Amounts. This assignment will not result in a novation of the portion of the Borrowings owed to the Assignor which is hereby assigned to the Assignee.

3.     Assumption

  The Assignee hereby accepts such assignment and assumes all of the obligations of the Assignor (the "Assigned Obligations") under the Credit Agreement to the extent of the Assigned Amounts, including, for greater certainty, the corresponding portion of the Facility made available to the Borrowers by the Assignor and still in effect on the Effective Date (as hereinafter defined).

4.     Effective Date

  This Agreement will come into effect on                        (the "Effective Date").

5.     Rights and Obligations of the Parties

  Upon the execution and delivery of this Agreement by the Assignor and the Assignee, the consent hereto by the Borrowers and the Agent, the delivery of a copy of this Agreement to the Agent, the payment by the Assignor of a $3,500 fee to the Agent and the payment to the Assignor by the Assignee of the amounts specified in Section 6:

  i)
  the Assignee will, as of the Effective Date, have the rights and be obligated to perform the obligations of a Lender under the Credit Agreement with a Commitment in respect of the Facility in an amount equal to the Assigned Amounts, with $                        being allocated to Tranche A, with $                        being allocated to Tranche B and with $                         being allocated to Tranche C;

  ii)
  the Commitment of the Assignor in respect of the Facility will, as of the Effective Date, be reduced by like amounts and the Assignor will be released from its obligations under the Credit Agreement to the extent of the Assigned Obligations which are assumed by the Assignee; and

  iii)
  the Assignee will, as of the Effective Date, be bound by and entitled to the full benefit of the Credit Agreement and of the other Credit Documents (including the Security Documents) to the same extent as if it were an original party thereto.

6.     Payments

  As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee will pay to the Assignor the price of assignment (including any interest and fees included in such price) in an amount and upon the modalities agreed upon between them. Fees and interest accrued to the Effective Date with respect to the Assigned Amounts are for the account of the Assignor, whereas fees and interest accrued from the Effective Date are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it will be deemed to have received same for the account of such other party and will forthwith pay the same to such other party.

7.     Non-Reliance on Assignor

  The Assignor makes no representation in connection with, and will have no responsibility with respect to the solvency or financial condition or statements of any Credit Party or of any other Person, or the validity and enforceability of the Credit Documents. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the financial condition of any Credit Party or of any other Person.

8.     Representations

  The Assignee represents and warrants to the Borrowers that this assignment will not increase for the Borrowers the costs of the Borrowings pursuant to Section 8.4 of the Credit Agreement. The Assignee and the Assignor represent and warrant to one another, and also to the Borrowers, the Agent and the other Lenders that they have the capacity, right and power to execute this Agreement and to perform the obligations resulting therefrom, [that they are Affiliates] and that they have taken all necessary action to authorize the execution of this Agreement. The Assignor represents and warrants to the Assignee that the Assignor has not granted any Lien on and has not assigned the Assigned Rights to any other Person.

9.     Warranty

  Subject to Section 8, this assignment is made without any warranty, express or implied, from the Assignor.

10.   Existing Lender

  The rights and obligations of the Assignee resulting form this Agreement are in addition to, and not in substitution for, the rights and obligations that the Assignee may otherwise have as Lender under the Credit Agreement.

11.   Governing Law

  This Agreement will be governed by and construed in accordance with the laws of the Province of Quebec.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in the place and on the date mentioned on the first page hereof.

	[ASSIGNOR], as Lender		[ASSIGNEE]
By: Title:		By: Title:

        The Agent and the Borrowers consent to this Agreement. Each of the Borrowers and the Designated Subsidiaries acknowledges and agrees that the Security granted by it in favour of the Agent and the Lenders will also benefit the Assignee.

[Names of the Borrowers]
By: Title:
CANADIAN IMPERIAL BANK OF COMMERCE, acting as Agent
By: Title:
[Names of the Designated Subsidiaries]
By: Title:

SCHEDULE "I "

ADDRESSES FOR NOTICE PURPOSES

CANADIAN IMPERIAL BANK OF COMMERCE,
as Agent and as Lender
c/o CIBC World Markets
Credit Capital Markets
BCE Place, 8th Floor
161 Bay Street
Toronto, Ontario, M5J 2S8

Attention:    Loan Syndications
Fax: (416) 956-3830	CANADIAN IMPERIAL BANK OF COMMERCE, as Lender, New York Agency 425 Lexington Avenue Cross Border, 8th Floor New York, NY 10017 Attention: Executive Director Fax: (212) 856-3761
NATIONAL BANK OF CANADA, as Lender c/o National Bank Financial 1155 Metcalfe Street Montreal, Quebec, H3B 4S9 Attention: Director Fax: (514) 390-7840	THE BANK OF NOVA SCOTIA, as Lender c/o Scotia Capital 1002 Sherbrooke Street West, 9th Floor Montreal, Quebec, H3A 3L6 Attention: Managing Director Fax: (514) 499-5504
DEUTSCHE BANK AG, as Lender 222 Bay Street, Suite 1100 Toronto, Ontario M5K 1E7 Attention: Marcellus Leung Fax: (416) 682-8484	BANK OF MONTREAL, as Lender c/o BMO Nesbitt Burns Tour McGill College 1501 McGill College Avenue, Suite 3200 Montreal, Quebec, H3A 3M8 Attention: Director Fax: (514) 282-5920
BNP PARIBAS (CANADA), as Lender BNP Paribas, as designated Lender 1981 McGill College Ave, 4th Floor Montreal, Quebec, H3A 2W8 Attention: Director Fax: (514) 285-2906	COMERICA BANK, as Lender Comerica Tower 1 Detroit Center 500 Woodward Ave. Mail code: 3328 Detroit, Michigan, 48226 U.S.A. Attention: Director Fax: (313) 222-3377

SOCIÉTÉ GÉNÉRALE (CANADA), as Lender 1501 McGill College Avenue, Suite 1800 Montreal, Quebec, H3A 3M8 Attention: Director Fax: (514) 841-6259	THE TORONTO-DOMINION BANK, as Lender c/o TD Bank Financial Group 500 rue St-Jacques, 9th Floor Montreal, Quebec, H2Y 1S1 Attention: Director Fax: (514) 289-0788
SOCIÉTÉ GÉNÉRALE, as designated Lender New York Branch 1221 Avenue of the Americas New York, NY 10020 Attention: Wayne Hosang Fax: (212) 278-7862
TORONTO DOMINION (TEXAS), INC., as designated Lender 909 Fannin St. Suite 1700 Houston, Texas 77010 Attention: Lynn Chasin Fax: (713) 951-9921	BANK OF TOKYO-MITSUBISHI (CANADA), as Lender 600 de la Gauchetière West Suite 2780 Montreal, Québec, H3B 4L8 Attention: Senior Vice President and General Manager Fax: (514) 875-9392
CAISSE CENTRALE DESJARDINS, as Lender 1, complexe Desjardins, Suite 2822 Montreal, Quebec, H5B 1B3 Attention: Director Fax: (514) 281-7083	THE BANK OF TOKYO-MITSUBISHI, LTD., as designated Lender New York Branch 1251 Avenue of the Americas New York, N.Y. 10020-1104 Attention: Vice President, Corporate Banking Fax: (212) 782-6440
All notices to the Borrowers collectively or to anyone of them may be addressed to:	NORAMPAC INC. 752 Sherbrooke Street West Montreal, Quebec, H3A 1G1 Attention: Vice President and Chief Financial Officer Fax: (514) 282-2650

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